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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1040 Spring Street
Silver Spring, MD 20910

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The 2013 annual meeting of shareholders of United Therapeutics Corporation will be held at 1110 Spring Street, Silver Spring, Maryland 20910, on Wednesday, June 26, 2013, at 9:00 a.m. local time for the following purposes:

  1.
  To elect the three Class II directors named in the proxy statement and nominated by our Board of Directors to serve three-year terms until the 2016 annual meeting of shareholders and until their successors are duly elected and qualified or until their office is otherwise vacated;

  2.
  To vote on an advisory resolution to approve executive compensation;

  3.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

  4.
  To consider and act upon such other business as may properly come before the annual meeting of shareholders and any adjournment or postponement thereof.

        Only shareholders as of April 29, 2013 are entitled to notice of, and to vote at, our 2013 annual meeting of shareholders.

        Important Notice Regarding the Availability of Proxy Materials for United Therapeutics Corporation's 2013 Annual Meeting of Shareholders to Be Held on Wednesday, June 26, 2013:

United Therapeutics Corporation's Proxy Statement, Annual Report, Form 10-K and
other proxy materials are available at: http://ir.unither.com/annualProxy.cfm.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE SO THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING.

                      By Order of the Board of Directors,

                      Paul A. Mahon
                       Corporate Secretary

April 30, 2013
Silver Spring, Maryland

PAGE
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES	1
General	1
Record Date and Outstanding Shares	1
Solicitation	1
Voting Rights and Quorum	1
Proxy	2
Voting Requirements	2
PROPOSAL NO. 1: Election of Directors	3
Nominees as Class II Directors for Election at our 2013 Annual Meeting of Shareholders	4
Class III Directors Continuing in Office with Terms Ending in 2014	6
Class I Directors Continuing in Office with Terms Ending in 2015	9
BOARD OF DIRECTORS, COMMITTEES, CORPORATE GOVERNANCE	11
The Role of our Board: Risk Oversight	11
Board of Directors Leadership	11
Director Nominations and Diversity	12
Director Independence	13
Committees of our Board of Directors	14
Corporate Governance Guidelines and Committee Charters	17
Stock Ownership Guidelines	17
Meetings of our Board of Directors and Board Attendance at Annual Meetings of Shareholders	18
Shareholder Communication with Directors	18
DIRECTOR COMPENSATION	19
Table: 2012 Director Compensation	20
PROPOSAL NO. 2: Advisory Resolution to Approve Executive Compensation	21
COMPENSATION DISCUSSION AND ANALYSIS	22
Executive Summary	22
Executive Compensation Framework	28
Review of 2012 Executive Compensation	31
Table: Summary 2012 Target Total Direct Compensation	31
Other Executive Compensation Policies and Practices	40
COMPENSATION COMMITTEE REPORT	44
EXECUTIVE COMPENSATION	45
Table: Summary Compensation Table	45
Table: Grants of Plan-Based Awards in 2012	46
Narratives to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table	46
Named Executive Officer Employment Agreements	46
Summary of Terms of Plan-Based Awards	48
Table: Outstanding Equity Awards at 2012 Fiscal Year-End	49
Table: Option Exercises and Stock Vested in 2012	50
Table: Pension Benefits in 2012	51
Supplemental Executive Retirement Plan	51
Potential Payments Upon Termination or Change in Control	53
Table: Potential Payments Upon Termination or Change in Control	54
Severance and Change in Control Payments to Named Executive Officers	55
Changes to Milestones for 2013	56
PROPOSAL NO. 3: Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2013	57

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UNITED THERAPEUTICS CORPORATION
1040 Spring Street
Silver Spring, MD 20910

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

General

        This Proxy Statement and enclosed proxy card are being furnished on or about May 8, 2013, to shareholders of United Therapeutics Corporation in connection with the solicitation by our Board of Directors of proxies to be voted at our 2013 annual meeting of shareholders (Annual Meeting) and any adjournment or postponement thereof. Our Annual Meeting will be held on Wednesday, June 26, 2013, beginning at 9:00 a.m. local time at 1110 Spring Street, Silver Spring, Maryland 20910.

Record Date and Outstanding Shares

        On April 29, 2013 (the Record Date), there were 49,670,074 shares of our common stock outstanding and entitled to vote at our Annual Meeting. Only shareholders of record on the Record Date will be entitled to vote, either in person or by proxy, at our Annual Meeting, and each share will have one vote for each director nominee and one vote for each other matter to be voted on. If you are a beneficial owner of shares of our common stock (that is, you hold shares through a broker, bank, trust or other nominee), you must obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares if you wish to vote in person at the meeting.

Solicitation

        We will bear the cost of soliciting proxies. Our officers and employees may solicit proxies in person or by telephone, fax, email or regular mail, and they will receive no additional compensation for such work. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service.

Voting Rights and Quorum

        Shares can be voted at our Annual Meeting only by shareholders who are present in person or represented by proxy. Whether or not you plan to attend our Annual Meeting in person, you are encouraged vote your shares. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to achieve a quorum for the transaction of business at the Annual Meeting.

        If you are a shareholder of record (that is, you hold shares in your own name), you may revoke any proxy given pursuant to this solicitation at any time before it is exercised by delivering to the Corporate Secretary of United Therapeutics Corporation at 1040 Spring Street, Silver Spring, Maryland 20910, a written notice of revocation or a fully executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you are a beneficial owner (that is, you hold shares through a broker, bank, trust or other nominee), please contact your bank or broker to revoke a previously given proxy or change your voting instructions.

        If you are a beneficial owner, your broker, bank, trust or other nominee has the discretion to vote on routine corporate matters (including the ratification of the appointment of the independent registered public accounting firm) presented in the proxy materials without your specific voting instructions. Your broker, bank, trust or other nominee does not have the discretion to vote on non-routine matters (including the election of directors and the advisory resolution to approve executive compensation). For non-routine matters, your shares will not be voted without your specific voting instructions.

        Abstentions, "broker non-votes" (i.e., shares held by brokers, banks, trusts or other nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof) and proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted as present in determining whether the quorum requirement is satisfied.

Proxy

        If the enclosed proxy card is properly executed and returned prior to the Annual Meeting, the shares represented by the proxy card will be voted in accordance with the shareholder's directions. If the proxy card is signed and returned without any direction given, shares of our common stock represented by the proxy will be voted in accordance with the Board's recommendations as follows: (i) FOR the election of each of the three director nominees named on the proxy card, (ii) FOR the advisory resolution to approve executive compensation, and (iii) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Voting Requirements

  Election of Directors

        Directors are elected by a plurality of the affirmative votes cast at our Annual Meeting. A "plurality" voting standard means that the three nominees who receive the largest number of affirmative votes cast will be elected as directors. Broker non-votes and shares as to which a shareholder withholds voting authority are not considered votes cast and therefore have no impact on the election of directors. Cumulative voting is not permitted in the election of directors. Proxies may not be voted for more than three nominees.

  All Other Proposals to Be Voted On

        The affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or by proxy, at our Annual Meeting, and entitled to vote on the matter, is required for approval of each of the other proposals to be voted on at the meeting. Abstentions have the same effect as an "against" vote. Broker non-votes, if any, have no impact on the vote.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our Board of Directors (Board) consists of ten members and is divided into three classes of three or four members each. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected to a three-year term. This year at our Annual Meeting, Christopher Causey, Richard Giltner and R. Paul Gray are nominees for election as Class II directors to serve three-year terms until our 2016 annual meeting of shareholders or until their successors are duly elected and qualified or their office is otherwise vacated. Each of our director nominees has consented to be named herein and to continue to serve on our Board of Directors, if elected. It is not anticipated that any nominee will become unable or unwilling to accept his or her nomination or election. If such an event should occur, the persons named on the proxy card intend to vote for the election of, in such nominee's stead, such other person as is recommended to our Board of Directors by our Board of Directors' Nominating and Governance Committee. In the alternative, the persons named on the proxy card may simply vote for the remaining nominees, leaving a vacancy that may be filled at a later date by our Board of Directors, or our Board of Directors may reduce the size of the Board.

        We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. We also endeavor to have a Board of Directors that, as a whole, represents a range of experiences in business, government, education and technology and in other areas that are relevant to our business activities. In addition, our Board believes there are certain attributes every director should possess, which are described in the Director Nominations and Diversity section below.

        In evaluating incumbent directors for re-nomination to our Board, the members of our Nominating and Governance Committee consider a variety of factors. These include each director's independence, financial literacy, personal and professional accomplishments, tenure on our Board and experience in light of our business goals. The following presents information concerning persons nominated for election as directors at our Annual Meeting and for those of our directors whose terms of office will continue after our Annual Meeting, including their age (as of the date of this proxy statement), membership on committees of our Board, principal occupations or affiliations during the last five years or more, director qualifications, and certain other directorships held. For additional information concerning the director nominees, including stock ownership and compensation, see the section entitled Director Compensation and the Beneficial Ownership of Common Stock table below.

 Nominees as Class II Directors for Election at our 2013 Annual Meeting of Shareholders

Christopher Causey, M.B.A. Age 50	Chairman, Compensation Committee
Member, Nominating and Governance Committee
Mr. Causey has served as the Principal of the Causey Consortium, a professional services organization providing business strategy and marketing counsel to the healthcare industry, since 2002. Previously, Mr. Causey served as a senior marketing officer for a variety of healthcare and technology companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. Since 2008, he has also been a member of the Board of Directors of Data Sciences International, Inc., a private company that develops wireless physiological monitoring solutions. Mr. Causey has served as a United Therapeutics director since 2003.

Drawing upon over 20 years of experience in strategic planning and marketing for health care delivery, financing and biotechnology organizations, including as Principal of Causey Consortium, a professional services organization that provides strategy and marketing counsel to the healthcare industry, Mr. Causey brings to our Board substantial experience in the health care and biotech industries. Now that we have three marketed products, our Board benefits from Mr. Causey's extensive leadership experience as a senior health care marketing executive at companies such as Definity Health Incorporated.
Richard Giltner Age 49
Member, Audit Committee
Member, Nominating and Governance Committee
From 2009 until his retirement in 2010, Mr. Giltner was a portfolio manager at Lyxor Asset Management, an asset management group at the French bank Société Générale. From 2006 until 2009, he served as a managing director of Société Générale Asset Management, an international fund management firm, and head of the European office for its fund of hedge funds group. From 2003 to 2006, Mr. Giltner was the global head of foreign exchange options for the investment banking arm of Société Générale. He also held various other managerial positions within Société Générale from 1991 until 2003. Mr. Giltner has been a private investor since his retirement from Société Générale in 2010. Our Board of Directors has determined that Mr. Giltner meets the financial sophistication requirements of NASDAQ's listing standards. Mr. Giltner has served as a United Therapeutics director since 2009.

Mr. Giltner brings to our Board over twenty years of experience in the financial sector, including international financial markets, financial derivatives, alternative investments and asset management. As our business continues to grow and expand, our Board benefits from Mr. Giltner's global business and financial experience and his perspective as an institutional investor as well as his leadership experience in international finance from his service in various management roles at Société Générale.

R. Paul Gray Age 49	Chairman, Audit Committee
Member, Compensation Committee
Mr. Gray is currently the Managing Member of Potomac Management Group, LLC and Core Concepts, LLC, both of which are strategic and financial consulting firms he founded in 2011 and 2002, respectively. From 1985 to 1999, Mr. Gray practiced as a Certified Public Accountant at Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP. Mr. Gray has served as an officer for his clients and companies within Potomac Management Group and Core Concepts' portfolios from time to time. Our Board of Directors has determined that Mr. Gray is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and meets the financial sophistication requirements of NASDAQ's listing standards. Mr. Gray currently serves on the boards of several private companies, including Red Branch Technologies, Inc. (since 2006), Critical Solutions, Inc. (since 2009) and Biomimix, Inc. (since 2006). Mr. Gray has served as a United Therapeutics director since 2003.

Mr. Gray brings to our Board over twenty years of experience as an accountant (Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP) and entrepreneur (Potomac Management Group, LLC and Core Concepts, LLC). Mr. Gray's roles as a director of various public and private companies (including Red Branch Technologies, Inc., Critical Solutions, Inc., Biomimix, Inc., TenthGate, Inc. and Earth Search Sciences, Inc.) provides him with experience on governance, financial reporting compliance, accounting, finance, business development and audit matters that is beneficial to our Board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR"
THE ELECTION OF EACH OF THE NOMINEES AS CLASS II DIRECTORS.

 Class III Directors Continuing in Office with Terms Ending in 2014

Raymond Dwek, F.R.S. Age 71	Chairman, Scientific Committee
Professor Dwek is a Fellow of the Royal Society, London, and has served as Director of the Glycobiology Institute and Professor of Glycobiology at the University of Oxford since 1988. He was President of the Institute of Biology (a professional organization) from 2008 through 2010. From 2000 to 2006, Professor Dwek served as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly traded on the London Stock Exchange and NASDAQ, and he served as a member of its Board of Directors until its sale in 2003. He was the 2007 Kluge Chair of Technology and Society at the U.S. Library of Congress. Professor Dwek is the founder of glycobiology, the study of the structure, biosynthesis and biology of sugar chains attached to proteins. He has served as a United Therapeutics director since 2002.

Professor Dwek has extensive scientific experience as both head of the Department of Biochemistry at the University of Oxford, the world's largest biochemistry department, and as a biotechnology innovator at organizations such as the Glycobiology Institute and Oxford GlycoSciences PLC. In evaluating existing and potential new programs, our Board benefits from his scientific insight and experience in pharmaceutical research and development.
Roger Jeffs, Ph.D. Age 51
President and Chief Operating Officer
Dr. Jeffs received his undergraduate degree in chemistry from Duke University and his Ph.D. in pharmacology from the University of North Carolina. Dr. Jeffs joined United Therapeutics in September 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical in July 2000, and to his current position of President and Chief Operating Officer in April 2001. From 1993 to 1995, Dr. Jeffs worked at Burroughs Wellcome & Company where he was a member of the clinical research team that developed Flolan®, the first FDA-approved therapy for patients with pulmonary arterial hypertension. From 1995 to 1998, Dr. Jeffs worked at Amgen, Inc. where he served as the worldwide clinical leader of the Infectious Disease Program. Dr. Jeffs currently leads our global clinical, commercial, manufacturing and business development efforts. He has served as a United Therapeutics director since 2002.

As he is responsible for our global clinical, commercial and manufacturing operations, Dr. Jeffs manages the largest portion of our annual budget and headcount. Our Board benefits from Dr. Jeffs' thorough and real-time understanding of our company and knowledge of our existing business, risks and prospects. Dr. Jeffs also brings to the Board extensive experience in the biotechnology industry gained from his service at Burroughs Wellcome & Company and Amgen. In addition to managing critical areas of our business, Dr. Jeffs manages the majority of our senior managers and employees and offers valuable insights to our Board related to our infrastructure and

Christopher Patusky, J.D., M.G.A. Age 49	Vice Chairman of the Board
Lead Independent Director
Chairman, Nominating and Governance Committee
Member, Audit Committee
From August 2007 until July 2011, Professor Patusky served as Director, Office of Real Estate, for the Maryland Department of Transportation, where he was responsible for overseeing the Department's real estate matters statewide, including its transit-oriented development program. He continues to provide part-time services to the Maryland Department of Transportation while offering consulting services to other clients as the founding principal of Patusky Associates, LLC, a management consulting company he founded in 2012. From 2002 until May 2007, Professor Patusky served as the Executive Director and a member of the faculty of the Fels Institute of Government at the University of Pennsylvania. From 1989 until 2000, Professor Patusky practiced law, focusing on litigation, intellectual property law and business startups. Our Board of Directors has determined that Professor Patusky meets the financial sophistication requirements of NASDAQ's listing standards. He has served as a United Therapeutics director since 2002.

Professor Patusky brings to our Board extensive governance experience from his former position as an administrator and faculty member at the Fels Institute of Government, which is the University of Pennsylvania's graduate program in public policy and public management, as well as legal experience from his prior career in private practice, which focused on litigation, intellectual property law, and business startups. Professor Patusky also brings to our Board familiarity with governmental regulation and relations between the government and the private sector due to his leadership experience in state government in the Maryland Department of Transportation. His responsibilities at the Fels Institute and the Maryland Department of Transportation have included significant budgetary management and oversight responsibilities.

Tommy Thompson, J.D. Age 71	Member, Audit Committee
Before entering the private sector in 2005, Governor Thompson enjoyed a long and distinguished career in public service. As Secretary of U.S. Department of Health and Human Services from 2001 to 2005, he was a leading advocate for the health and welfare of all Americans. He also served four terms as Governor of Wisconsin from 1987 to 2001. Governor Thompson served as a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. from 2005 until January 2012, when he resigned in order to run for the United States Senate. From 2005 to 2009, he also served as the Independent Chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation's most pressing health care and public health related challenges. He also served as chairman of the board of directors of AGA Medical Holdings, Inc. from 2005 until November 2010, and is a member of the boards of directors of CareView Communications, Inc., Centene Corporation, C.R. Bard, Inc. and Cytori Therapeutics, Inc. He previously served on the boards of directors of SpectraScience and CNS Response, Inc. (through December 2009), and X Shares Advisors (through March 2007). Our Board of Directors has determined that Governor Thompson meets the financial sophistication requirements of NASDAQ's listing standards. Governor Thompson has served as a United Therapeutics director since 2010.

Governor Thompson brings to our Board experience in the healthcare industry, both as a public official (former Secretary of the U.S. Department of Health and Human Services) and in the private sector (Deloitte Center for Health Solutions), as well as public company board experience (AGA Medical Holdings, Inc., CareView Communications, Inc., Centene Corporation, C.R. Bard, Inc., Cytori Therapeutics, Inc., SpectraScience, CNS Response, Inc., X Shares Advisors) and knowledge of legislative affairs. Governor Thompson's legal experience from his private practice at Akin Gump Strauss Hauer & Feld LLP also is useful in the Board's oversight of our legal and regulatory compliance.

 Class I Directors Continuing in Office with Terms Ending in 2015

Martine Rothblatt, Ph.D., J.D., M.B.A. Age 58	Chairman of the Board
Chief Executive Officer
Dr. Rothblatt founded United Therapeutics in 1996 and has served as Chairman and Chief Executive Officer since its inception. Prior to United Therapeutics, she founded and served as Chairman and Chief Executive Officer of Sirius XM Satellite Radio. She is a co-inventor on three of our patents pertaining to treprostinil. She has served as a United Therapeutics director since 1996.

Dr. Rothblatt brings to the Board extensive leadership and business experience at technology companies such as Sirius XM Satellite Radio, as well as in-depth knowledge of our company from her service as our founder, Chairman and Chief Executive Officer. She also has substantial knowledge of medical ethics, having obtained her Ph.D. in medical ethics from the Royal College of Medicine and Dentistry, Queen Mary College, University of London.
Louis Sullivan, M.D. Age 79
Member, Compensation Committee
Member, Nominating and Governance Committee
Member, Scientific Committee
Dr. Sullivan currently serves as a Director of Henry Schein, Inc. (since 2001), BioSante Pharmaceuticals, Inc. (since 1994), and Emergent BioSolutions, Inc. (since 2005), all publicly traded companies. Dr. Sullivan previously served on the boards of directors of a wide range of public companies, including General Motors Company, Bristol-Myers Squibb Company, Cigna Corporation, 3M Company and Georgia Pacific Corporation. Dr. Sullivan was the founding President of Morehouse School of Medicine, from 1981 to 1989, served as President again from 1993 to 2002, and became President Emeritus in July 2002. Dr. Sullivan was also one of the founders and served as Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America, and a member of the Board of Trustees of Little League of America. Dr. Sullivan served as Secretary of the U.S. Department of Health and Human Services from 1989 to 1993. He is a physician certified in internal medicine with a subspecialty certification in hematology. He has served as a United Therapeutics director since 2002.

Dr. Sullivan brings to our Board extensive experience in the healthcare industry as a public official from his service as a Secretary of the U.S. Department of Health and Human Services, physician certified in internal medicine and professor and administrator at Morehouse School of Medicine. He also has substantial public company board experience gained from his service as a director of Henry Schein, Inc., BioSante Pharmaceuticals, Inc. and Emergent BioSolutions, Inc. as well as his previous public company board service.

Ray Kurzweil Age 65	Member, Scientific Committee
Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT-Lemelson Prize, nineteen honorary doctorates and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. Since January 2013, he has also served as Director of Engineering for Google Inc., a global technology and Internet search company. He has served as a United Therapeutics director since 2002.

Mr. Kurzweil brings to our Board extensive technological experience as an inventor and technology developer. His technical experience in the areas of artificial intelligence, telemedicine, and pharmaceutical research and development, and his experience in building businesses around his inventions, provide our Board with perspective in evaluating current and proposed technologies and business opportunities. Mr. Kurzweil also brings to our Board substantial corporate leadership experience from his role as Chief Executive Officer of Kurzweil Technologies, Inc.

BOARD OF DIRECTORS, COMMITTEES, CORPORATE GOVERNANCE

The Role of our Board: Risk Oversight

        Our Board is responsible for overseeing the risks facing our company. Our Board works directly with our executive officers and other members of our senior management in carrying out its risk oversight function. Our directors take a proactive, interested and detailed approach to their service on our Board, and set expectations to promote our success through the achievement of business objectives while maintaining high standards of responsibility and ethics. At its regularly scheduled meetings, our Board receives reports from our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and General Counsel, and may also receive reports from the Committee Chairmen, outside consultants and other members of senior management, among others. These presentations often include identification and assessment of risks our company currently faces or may face in the future. Our Board is able to ask questions, discuss and provide guidance to management on the risks presented, as well as any risks that our Board identifies. Our senior management is responsible for assessing risk on a daily basis. Our Board expects that our senior management continually identifies, assesses and manages the short-term and long-term risks faced by our company. If members of our senior management identify risks that are material to our company, our Board may convene a special meeting to discuss, assess and address such risks.

        Our Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. Our Audit Committee's responsibilities include general oversight of our company's practices with respect to risk assessment and risk management. Our Compensation Committee's duties include overseeing an assessment of the incentives and risks arising from or related to our compensation policies and practices, including but not limited to those applicable to executive officers, and to evaluate whether those incentives and risks are appropriate.

        In April 2013, our Compensation Committee reviewed a risk assessment conducted by management and our Compensation Committee's independent compensation consultant, Towers Watson & Co. (Towers Watson), to determine whether the design of our employee compensation programs and the amounts and components of employee compensation might create incentives for excessive risk-taking by our employees. Based on this review, our Compensation Committee concluded that the risks arising from our employee compensation programs are not reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that our compensation programs encourage employees, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of our company, thereby reducing the potential for actions that involve an excessive level of risk. See the section entitled Compensation Discussion and Analysis—Executive Summary—Summary of Compensation Governance Policies for information regarding certain risk-mitigating features of our compensation program.

Board of Directors Leadership

        Our Chief Executive Officer, who founded our company, serves as Chairman of our Board. Our Board believes that the combined role of Chairman and Chief Executive Officer currently is an appropriate leadership structure for our company. In this regard, having a combined Chairman and Chief Executive Officer provides an efficient and effective leadership model for a growing entrepreneurial company like ours, as it fosters clear accountability, effective decision-making, and alignment on corporate strategy. In addition, because our Board works closely with our executive officers and members of senior management, there is a natural synergy in the combined Chairman and Chief Executive Officer role that facilitates our Board's guidance of management.

        The independent directors on our Board have designated a Lead Independent Director. The Lead Independent Director is selected annually by the independent directors. Professor Patusky has served as

Lead Independent Director for the past several years. Among other responsibilities, our Lead Independent Director coordinates the activities of our other independent directors, approves Board meeting schedules, agendas and information sent to our Board, chairs all meetings of the Board at which the Chairman is not present, including executive sessions of our independent directors, and serves as principal liaison between our independent directors and our Chairman and senior management. The Lead Independent Director also has the authority to call meetings of the independent directors and is available for consultation and communication with major shareholders, if requested. A more detailed description of the responsibilities of the Lead Independent Director is included in our Corporate Governance Guidelines, which are available on our website at http://ir.unither.com/governance.cfm.

Director Nominations and Diversity

        The Nominating and Governance Committee of our Board does not have a formal policy with respect to considering director candidates or director diversity. Once our Nominating and Governance Committee identifies a potential director nominee, it screens the candidate, performs reference checks and conducts interviews with the assistance of our General Counsel. If the outcome of that process is favorable, our Nominating and Governance Committee may recommend the candidate to our Board for nomination.

        Our Nominating and Governance Committee considers candidates recommended by shareholders and evaluates them using the same criteria as it uses to evaluate all other candidates. Our Nominating and Governance Committee seeks to recommend director candidates who will enhance the quality of our Board's deliberations and decisions, who will take their duties seriously and who will promote the values and ethics to which we subscribe.

        A shareholder who wishes to recommend a prospective nominee for our Nominating and Governance Committee's consideration should submit the candidate's name and qualifications to our Corporate Secretary at the address set forth under Shareholder Communication with Directors below.

  Minimum Criteria for Director Candidates

        To be considered by our Nominating and Governance Committee, a director candidate must meet the following minimum criteria:

  •
  Personal and professional integrity;

  •
  A record of exceptional ability and judgment;

  •
  Ability and willingness to participate fully and work constructively in Board activities, including active participation in meetings of our Board and its committees;

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  Interest, capacity and willingness, in conjunction with the other members of our Board, to serve the interests of our shareholders;

  •
  Reasonable knowledge of the fields of our operations, as well as familiarity with the principles of corporate governance;

  •
  Expertise to serve on one or more committees of our Board; and

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  Absence of any personal or professional relationships that would adversely affect his or her ability to serve our best interests and those of our shareholders.

  Additional Qualities and Skills for Director Candidates

        In addition, our Nominating and Governance Committee is interested in candidates who possess the following skills:

  •
  The ability to contribute to the variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other characteristics that differ among members of our Board;

  •
  A desire to contribute positively to the existing tone and collaborative culture among our Board members; and

  •
  Professional and personal experiences and expertise relevant to achievement of our strategic objectives.

        Our Nominating and Governance Committee's evaluation of director nominees takes into account their ability to contribute these qualities and skills to the Board, and our Nominating and Governance Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

Director Independence

        Our Board has determined that: (i) Christopher Causey, Richard Giltner, R. Paul Gray, Christopher Patusky, Louis Sullivan and Tommy Thompson are independent in accordance with the NASDAQ listing standards; (ii) Roger Jeffs and Martine Rothblatt are not independent, due to Dr. Jeffs' employment as our President and Chief Operating Officer and Dr. Rothblatt's employment as our Chief Executive Officer; (iii) Ray Kurzweil is not independent due to certain payments received in connection with the technical services agreement described in the section entitled Certain Relationships and Related Party Transactions below; (iv) Raymond Dwek is not independent due to certain transactions between United Therapeutics and the University of Oxford described in the section entitled Certain Relationships and Related Party Transactions below; and (v) R. Paul Gray, Christopher Patusky, Tommy Thompson and Richard Giltner meet the heightened independence standards for audit committee members set forth in rules promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act).

        Prior to 2011, Professor Dwek was regarded as one of our independent directors. In 2011, our Board determined not to designate Professor Dwek as independent under the NASDAQ listing standards, after considering the transactions between United Therapeutics and the University of Oxford described in the section entitled Certain Relationships and Related Party Transactions below. Our Board believes that Professor Dwek brings significant and valuable independent insight to the Board, and does not believe that our relationship with Oxford University falls within any of the categorical prohibitions against a finding of independence under the NASDAQ listing standards. However, in an abundance of caution and in light of the continuing and increasing extent of our relationship with Oxford, the Board no longer designates Professor Dwek as an "independent director" within the meaning of the NASDAQ listing standards.

 Committees of our Board of Directors

        Our Board has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Scientific Committee. The current composition of each committee is as follows:

	Audit	Compensation	Nominating and Governance	Scientific
Christopher Causey		Chair	✓
Raymond Dwek*				Chair
Richard Giltner	✓		✓
R. Paul Gray	Chair	✓
Roger Jeffs**
Ray Kurzweil*				✓
Christopher Patusky***	✓		Chair
Martine Rothblatt**
Louis Sullivan		✓	✓	✓
Tommy Thompson	✓
*
Non-Independent Director

**
Management (Non-Independent) Director

***
Lead Independent Director

Audit Committee

        Our Audit Committee's responsibilities include:

  •
  Representing and assisting our Board in its oversight responsibilities regarding our accounting and financial reporting processes, the audits of our financial statements, including the integrity of our financial statements, and the qualifications and independence of Ernst & Young, LLP, our independent registered public accounting firm;

  •
  Retaining and terminating our independent auditors;

  •
  Approving in advance all audit and non-audit services to be performed by our independent auditors; and

  •
  Approving related party transactions (as defined under the rules of the Securities and Exchange Commission (SEC)).

        For additional information regarding the processes and procedures used by our Audit Committee, see the section entitled Report of our Audit Committee and Information on our Independent Auditors below.

        Our Audit Committee's duties are outlined in more detail in its charter.

Compensation Committee

        Our Compensation Committee oversees our company's compensation plans and policies, reviews and approves compensation for our executive officers, oversees the administration of our equity incentive and share tracking awards plans, reviews and approves grants of stock options and share tracking awards to our executive officers and the methodology and formulae for granting stock options and share tracking awards to other employees. Our Compensation Committee's responsibilities include:

  •
  Creating a system for awarding long-term and short-term performance-oriented incentive compensation to attract and retain senior management, and reviewing our compensation plans to confirm that they are appropriate, competitive and properly reflect our goals and objectives; and

  •
  Assisting our Board in discharging its responsibilities regarding compensation of our executive officers.

        Our Compensation Committee's charter provides that it may delegate responsibilities to subcommittees if it determines such a delegation would be in the best interest of the company. For additional information regarding the processes and procedures used by our Compensation Committee, see the section entitled Compensation Discussion & Analysis below.

        Our Compensation Committee's duties are outlined in more detail in its charter.

Independent Compensation Consultant

        Our Compensation Committee has the authority to engage advisors to assist it in carrying out its responsibilities. In accordance with this authority, our Compensation Committee directly engaged Towers Watson as its compensation consultant to provide advice to the Compensation Committee on our executive and non-employee director compensation practices and policies. Our Compensation Committee, in its discretion, may replace its independent compensation consultant or hire additional consultants at any time. Towers Watson did not provide any services to United Therapeutics other than providing advice with respect to executive and director compensation, and received compensation only for services it provided to or on behalf of our Compensation Committee. Our Compensation Committee considered the independence of Towers Watson in light of newly effective SEC rules regarding conflicts of interest involving compensation consultants and recently adopted NASDAQ listing standards regarding compensation consultant independence that take effect in July 2013. Based on its review, our Compensation Committee determined that Towers Watson was independent and that the work of Towers Watson did not raise any conflicts of interest. In making the foregoing determination, our Compensation Committee considered the following six factors, as well as other factors it deemed relevant: (i) the provision of other services to us by Towers Watson; (ii) the amount of fees received from us by Towers Watson, as a percentage of the total revenue of Towers Watson; (iii) the policies and procedures of Towers Watson that are designed to prevent conflicts of interest; (iv) the lack of any business or personal relationship of the Towers Watson consultant with a member of our Compensation Committee; (v) the lack of any United Therapeutics stock owned by the Towers Watson consultants performing services for our Compensation Committee; and (vi) the lack of any business or personal relationship of the Towers Watson consultant or Towers Watson with any of our executive officers.

        Our Compensation Committee engaged Towers Watson to review and advise our Compensation Committee on all principal aspects of executive and non-employee director compensation. This included base salaries, cash incentive bonus awards, and long-term incentive awards for our executive officers, and cash compensation and long-term incentive awards for non-employee directors. Towers Watson performed the following tasks for our Compensation Committee in 2012, among others:

  •
  Reviewing and advising on the structure of our compensation arrangements (i.e., base salary levels, cash incentive bonus award target levels and the size of long-term incentive award targets) for our Chief Executive Officer and our other executive officers;

  •
  Reviewing and advising on the structure of our compensation arrangements for our non-employee directors;

  •
  Providing recommendations regarding the composition of our peer group;

  •
  Analyzing publicly available proxy data of companies within our peer group and survey data relating to executive compensation;

  •
  Conducting pay and performance analyses relative to our peer group;

  •
  Updating our Compensation Committee on industry trends and best practices with respect to executive long-term incentive compensation program design, including types of long-term incentive compensation awards, size of long-term incentive compensation grants, and aggregate long-term incentive compensation grant usage;

  •
  Advising our Compensation Committee in connection with the implementation of our Employee Stock Purchase Plan;

  •
  Evaluating our share tracking awards plans against our design/cost targets and against industry norms;

  •
  Assisting with the drafting of the Compensation Discussion and Analysis for our proxy statement;

  •
  Advising our Compensation Committee in connection with its risk assessment relating to our compensation programs; and

  •
  Working on special or ad-hoc projects for, or at the request of, our Compensation Committee as they arose.

        In the course of fulfilling these responsibilities, Towers Watson regularly communicated with our Compensation Committee Chairman outside of and prior to most Compensation Committee meetings. Our Compensation Committee may invite its independent compensation consultant to attend its meetings. In 2012, our Compensation Committee's independent consultant attended six of our Compensation Committee's nine meetings.

        While our Compensation Committee considered its independent consultant's recommendations in 2012, our Compensation Committee's decisions, including the specific amounts paid to our executive officers and directors, were its own and may reflect factors and considerations in addition to the information and recommendations provided by its independent consultant.

Nominating and Governance Committee

        In addition to the responsibilities described in the section entitled Director Nominations and Diversity above, our Nominating and Governance Committee's responsibilities include:

  •
  Proposing nominees for election to our Board;

  •
  Proposing nominees to fill vacancies on our Board and newly created directorships;

  •
  Reviewing candidates for election to our Board recommended to us by our shareholders;

  •
  Recommending committee membership and chairmen;

  •
  Reviewing management succession plans;

  •
  Developing, evaluating, recommending to our Board and monitoring all matters with respect to corporate governance; and

  •
  Overseeing our compliance with legal and regulatory obligations.

        Our Nominating and Governance Committee's duties are outlined in more detail in its charter.

Scientific Committee

        Our Scientific Committee's responsibilities include:

  •
  Providing strategic advice and making recommendations to our Board and management regarding our current and planned research and development programs;

  •
  Advising our Board and management on the scientific merit of technology or products involved in licensing and acquisition opportunities; and

  •
  Reviewing new developments, technologies, and trends in biopharmaceutical research and development.

        Scientific Committee members with appropriate scientific expertise also serve as members of our Scientific Advisory Board and act as the Board's liaisons to our Scientific Advisory Board. Our Scientific Advisory Board is composed of scientists and physicians who meet periodically to discuss and evaluate potential opportunities for our company and guide our scientists as they work to develop new products and enhancements to our existing products. From time to time, our Chairman and Chief Executive Officer will ask Scientific Committee members to review technological developments that are strategically important or promising to our company.

        Our Scientific Committee's duties are outlined in more detail in its charter.

Corporate Governance Guidelines and Committee Charters

        At the recommendation of our Nominating and Governance Committee, the Board has adopted Corporate Governance Guidelines as a framework for the governance of our company. Our Corporate Governance Guidelines, along with the charter for each Board committee, are available electronically in the "Corporate Governance" section of the "Investor Relations" page of our website located at http://ir.unither.com/governance.cfm, or by writing to us at United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910, or by sending an e-mail to corporatesecretary@unither.com.

 Stock Ownership Guidelines

        Our Board adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers in order to further align the financial interests of our directors and Named Executive Officers with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. For non-employee members of our Board, our Stock Ownership Guidelines provide an ownership target equal to the lesser of 5,000 shares or five times the annual cash Board retainer. Non-employee members of our Board are expected to achieve their Stock Ownership Guideline target within five years of becoming subject to these guidelines. Ownership targets for our Named Executive Officers (including those serving on the Board) are described below under Compensation Discussion and Analysis—Stock Ownership Guidelines.

        In determining ownership levels for each director under our Stock Ownership Guidelines, credit is provided for shares held outright, as well as the number of vested, but unexercised, stock options and share tracking awards. For purposes of vested, unexercised stock option and share tracking awards, shares will be calculated on an "as if exercised" basis, assuming a cashless exercise and net of taxes (using an assumed 35% tax rate). The guidelines provide procedures for granting exemptions in the case of severe financial hardship. As of April 12, 2013, all of our directors had met the ownership targets in our Stock Ownership Guidelines or were on track to do so within the allowed time period.

 Meetings of our Board of Directors and Board Attendance at Annual Meetings of Shareholders

        Our full Board held four meetings during 2012. In addition, during 2012, our Audit Committee held seven meetings, our Compensation Committee held nine meetings, and our Nominating and Governance Committee held one meeting. Each of our directors attended more than 75% of the total number of meetings of our Board and the committees on which he or she served during 2012. In accordance with applicable NASDAQ listing standards, the independent members of our Board met without management present four times during 2012.

        Although attendance is not mandatory, our Board encourages all of its members to attend the annual meeting of shareholders. All ten of our directors attended our 2012 annual meeting of shareholders.

Shareholder Communication with Directors

        Shareholders are encouraged to address any director communications to our Corporate Secretary by overnight or certified mail, signature acceptance or return receipt required, at: United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910. Our Corporate Secretary has the authority to disregard or take other reasonable action with respect to any inappropriate shareholder communications. After confirming the stock ownership of the author of the communication, our Corporate Secretary will review the appropriateness of a shareholder communication based on the relevance of the communication to Board decisions. If deemed an appropriate communication, our Corporate Secretary will submit the shareholder communication to our Lead Independent Director. Shareholders will receive a written acknowledgement from our Corporate Secretary upon receipt of such written communication.

DIRECTOR COMPENSATION

        Our non-employee director compensation program is comprised of three main elements:

  •
  an annual cash retainer (payable quarterly) for service as a member of the Board;

  •
  additional annual cash retainers (payable quarterly) for service on Board committees; and

  •
  stock options or share tracking awards (in either case, granted initially upon joining the Board, and thereafter on an annual basis) for service as a member of the Board.

        Directors may also be compensated for special assignments from our Board. In 2012, no such special assignments occurred that involved compensation to a director. Employee directors do not receive any compensation for service on our Board in addition to their regular compensation as employees.

        Our Compensation Committee and Nominating and Governance Committee review non-employee director compensation levels approximately once every two years, and final decisions with respect to any changes in director compensation levels are made by the Board upon the recommendation of our Compensation Committee and our Nominating and Governance Committee. Non-employee director compensation levels were established by the Board in June 2011, following a review of the compensation program over the course of late 2010 and early 2011. There were no changes to the non-employee director compensation program in 2012.

        The following table describes our compensation program for non-employee directors in 2012.

		Stock Option or Share Tracking Awards(3)
	Annual Cash
		Initial (#)	Annual (#)
Board Membership	$50,000	20,000	15,000
Lead Independent Director(1)	$35,000	—	—
Committee Chairmanship(2):
Audit Committee	$25,000	—	—
Compensation Committee	$25,000	—	—
Nominating and Governance Committee	$15,000	—	—
Scientific Committee	$15,000	—	—
Committee Membership(2):
Audit Committee	$15,000	—	—
Compensation Committee	$15,000	—	—
Nominating and Governance Committee	$7,500	—	—
Scientific Committee(4)	$7,500	—	—

(1)
Compensation for service as Lead Independent Director is paid in addition to amounts paid for membership on our Board and for any committee chairmanship or membership.

(2)
Committee chairmen receive the compensation indicated for committee chairmanship in lieu of the compensation for committee membership. Compensation for committee chairmanship and committee membership is paid in addition to amounts paid for membership on our Board.

(3)
Annual awards are granted once per year on the date of the first meeting of our Board following our annual meeting of shareholders. As such, the next grant to non-employee members of our Board is expected to occur on June 26, 2013.

(4)
Scientific Committee members do not receive additional compensation for service on our Scientific Advisory Board.

        Our non-employee directors are eligible to receive stock options under the 1997 United Therapeutics Corporation Amended and Restated Equity Incentive Plan (EIP) and awards under the

2011 United Therapeutics Corporation Share Tracking Awards Plan (collectively with its predecessor plan adopted in 2008, the STAP). Non-employee directors' initial and annual stock option and STAP awards are granted with an exercise price equal to the closing price of our common stock as reported on the NASDAQ Global Select Market (NASDAQ) on the date of grant, or on the preceding trading day if the award is granted on a date when the NASDAQ is not open. Initial grants of stock options or STAP awards, consisting of the initial membership award and a pro-rated amount of the annual award for the remainder of the then-current term, are made on the date of a director's appointment or election to our Board, or on the preceding trading day if the award is granted on a date when the NASDAQ is not open. Annual awards of stock options or STAP awards are made on the date of the first meeting of our Board following our annual meeting of shareholders in the year of grant. Awards of stock options and STAP awards to our non-employee directors become fully vested on the one-year anniversary of the grant date only if the director attends at least 75% of the regularly scheduled meetings of our Board and his or her committee meetings from the date of grant until the date of our next annual meeting of shareholders.

        The following table lists the compensation earned in 2012 by each non-employee director:

2012 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Option or STAP Awards(2)	All Other Compensation	Total
Christopher Causey	$82,500	$297,900	$—	$380,400
Raymond Dwek	$65,000	$297,900	$—	$362,900
Richard Giltner	$72,500	$297,900	$—	$370,400
R. Paul Gray	$90,000	$297,900	$—	$387,900
Ray Kurzweil	$57,500	$297,900	$—	$355,400
Christopher Patusky	$115,000	$297,900	$—	$412,900
Louis Sullivan	$80,000	$297,900	$—	$377,900
Tommy Thompson	$65,000	$297,900	$—	$362,900

(1)
Includes annual cash retainer and fees for serving on our Board, the committees of our Board, as a committee chairman and as Lead Independent Director.

(2)
Represents the aggregate grant date fair value of STAP awards granted to non-employee directors in 2012, computed in accordance with applicable accounting standards. For a discussion of the valuation assumptions for STAP awards, see Note 7—Share Tracking Award Plans to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

On June 26, 2012, each of our non-employee directors was granted 15,000 STAP awards with an exercise price of $48.11 per share and a grant date fair value of $19.86 per share. No stock options were granted to our non-employee directors in 2012.

As of December 31, 2012, Mr. Causey had 55,500 stock options outstanding and 45,000 STAP awards outstanding, Prof. Dwek had 122,000 stock options outstanding and 45,000 STAP awards outstanding, Mr. Giltner had 92,500 stock options outstanding and 30,000 STAP awards outstanding, Mr. Gray had no stock options outstanding and 45,000 STAP awards outstanding, Mr. Kurzweil had no stock options outstanding and 45,000 STAP awards outstanding, Prof. Patusky had 70,000 stock options outstanding and 75,000 STAP awards outstanding, Dr. Sullivan had 102,000 stock options outstanding and 75,000 STAP awards outstanding and Governor Thompson had 42,500 stock options outstanding and 30,000 STAP awards outstanding.

PROPOSAL NO. 2
ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

        We are asking our shareholders to vote on an advisory resolution to approve executive compensation as reported in this Proxy Statement. As described below in the Compensation Discussion and Analysis, our Compensation Committee has structured our executive compensation program to achieve the following primary objectives: (i) to attract and retain highly-competent Named Executive Officers capable of leading our company toward the fulfillment of its business objectives and continued growth to augment shareholder value; (ii) to offer competitive compensation opportunities that reward individual contributions and corporate performance; (iii) to align the interests and compensation of our Named Executive Officers with the value created for shareholders through a strong pay-for-performance culture; and (iv) to incentivize our Named Executive Officers to consider the best interests of our company in the short and long term.

        As described further under Compensation Discussion and Analysis—Executive Summary, we feel strongly that our executive compensation programs have been well-designed to promote these objectives. In this regard, our 2012 executive compensation programs did not change significantly from our 2011 programs, which our shareholders overwhelmingly supported by voting 97.9% in favor of our advisory "say on pay" resolution at our 2012 annual meeting of shareholders.

        We urge shareholders to read the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 45 through 56, which provide detailed information on the compensation of our Named Executive Officers. Our Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and contributed to both our recent and long-term success.

        Based on the results of our 2011 shareholder advisory vote on the preferred frequency of holding future advisory votes on executive compensation, our Board of Directors has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of United Therapeutics Corporation (the "Company") approve, on an advisory basis, the compensation of the Company's Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2013 Annual Meeting of Shareholders.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on our Board of Directors. Although non-binding, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless our Board modifies its policy on the frequency of future "say-on-pay" advisory votes, the next "say-on-pay" advisory vote will be held at our 2014 annual meeting of shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes compensation objectives and policies set by our Compensation Committee for our Named Executive Officers, including executive pay decisions and processes and all elements of our executive compensation program. In this Compensation Discussion and Analysis, the term "Compensation Committee" refers to the Compensation Committee of our Board of Directors, and the terms "we" and "our" refer to United Therapeutics. Our Named Executive Officers in 2012 consisted of the following four individuals:

Martine Rothblatt, Ph.D.	Chief Executive Officer
John Ferrari	Chief Financial Officer and Treasurer
Roger Jeffs, Ph.D.	President and Chief Operating Officer
Paul Mahon, J.D.	Executive Vice President and General Counsel

Executive Summary

2012 in Review

        2012 was another successful year for United Therapeutics. We achieved record revenues of $916.1 million, record net income of $304.4 million, and record earnings before non-cash charges(1) of $519.4 million. We are successfully managing the commercial sale of three FDA-approved medicines, and we have an exciting pipeline of investigative products at all stages of the development cycle, including clinical trials expected to further enhance our treprostinil-based franchise.

        Notably, 2012 marks our twelfth consecutive year of at least 20% revenue growth, and our stock price has achieved cumulative growth of more than 600% over that same period. In addition, we have the second-highest revenue per employee of our peer group (as described below). None of this exceptional performance would have been possible without the efforts of our Board of Directors and employees, including our Named Executive Officers. The graphs below illustrate our financial and stock price performance over the last 12 years.

United Therapeutics Stock Price Performance vs. NASDAQ Biotech Index
(January 2, 2001 through January 2, 2013)

(1)
Earnings before non-cash charges is a non-GAAP financial measure defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option, share tracking award and employee stock purchase plan expense). Please see Annex A to this Proxy Statement for further details, including a reconciliation of this non-GAAP figure to net income in accordance with GAAP.

 United Therapeutics 2001 - 2012
Revenue and Earnings Before Non-Cash Charges ($ Millions)

Impact of 2012 Advisory Resolution on Executive Compensation

        In June 2012, our shareholders voted on a non-binding advisory resolution to approve executive compensation, commonly referred to as a "say on pay" vote, at our 2012 annual meeting of shareholders. Our shareholders overwhelmingly endorsed our "say on pay" resolution, with a 97.9% vote in favor (excluding the effect of broker non-votes and abstentions).

        Our Compensation Committee considered the results of the 2012 "say on pay" vote and also considered many other factors in evaluating our executive compensation policies and practices throughout 2012, as discussed in this Compensation Discussion and Analysis. Our Compensation Committee did not make any changes to our executive compensation program and policies as a result of the 2012 "say on pay" vote and determined to maintain our general approach to executive compensation, described in more detail below, which emphasizes incentive compensation that rewards our Named Executive Officers when they deliver value for our shareholders.

Overview of our Executive Compensation Program

        We believe that we have an exceptional leadership team whose efforts are among the principal reasons we have consistently generated outstanding performance over the past 10+ years in terms of revenue growth and average stock price increase. We further believe it is critical to our future success that we retain and reward our leadership team in a manner that reinforces our strong pay-for-performance philosophy. In other words, the compensation realized by our leadership team, including our Named Executive Officers, should reflect our financial and operational performance and the value realized by our shareholders. This principle is reflected in the composition of the average target total direct compensation for our Named Executive officers in 2012, which, as in years' prior, included a greater proportion of performance-based pay and less guaranteed pay than the executives in our peer group, as illustrated below:

United Therapeutics Compensation Mix vs. Peers

(1)
Target total direct compensation is defined as the sum of base salary, cash incentive bonus opportunity, and the grant date fair value of long-term incentive awards, in each case for 2012. For United Therapeutics, a target long-term incentive award has been used, to reflect historical payout levels, as follows: CEO—500,000 stock options; other Named Executive Officers—70% of long-term incentive opportunity. For purposes of this chart, guaranteed pay includes base salary and time-based vesting restricted stock (note that we do not issue time-based restricted stock). Performance-based pay includes stock options, share tracking awards (STAPs), cash incentive bonuses and other forms of performance-based equity or long-term incentives awarded by companies in our peer group.

        The key features of our executive compensation program, which are designed to support the objectives discussed below at Executive Compensation Framework—Compensation Program Objectives, are summarized below:

  •
  Pay Program Elements.  We provide our Named Executive Officers with annual compensation comprised of base salary, cash incentive bonus and long-term incentives. We also offer health and retirement benefits, limited perquisites and severance and change in control arrangements.

  •
  Competitive Positioning.  Generally, for 2012 we targeted total direct compensation (defined as base salary, cash incentive bonus target, and long-term incentive award target) at or above the 75th percentile of our peer group. We believe this benchmark target is appropriate in light of our strong pay-for-performance compensation structure. In particular, as shown in the graph above, our compensation structure is more heavily weighted toward "at-risk," performance-based components, versus "guaranteed" pay, when compared to our peer group. Individual compensation targets and actual compensation paid may vary based on our Compensation

    Committee's assessment of corporate performance and each Named Executive Officer's individual performance. For details regarding the composition of our peer group, see the section below entitled Compensation Peer Group.

  •
  Cash Incentive Bonus Program.  For the 2012 performance period, we paid cash incentive awards to our Named Executive Officers based on the achievement of pre-established corporate goals under our Company-Wide Milestone Program. Named Executive Officers became eligible to receive an additional "Herculean Milestone" as part of their cash incentive award in 2012. Achievement of Company-Wide Milestones, including the Herculean Milestone, is discussed below at Cash Incentive Bonus Program.

  •
  CEO Long-Term Incentive Compensation.  Our CEO is eligible to receive long-term incentive compensation annually in the form of performance-based stock options, under a pay-for-performance formula contained in her employment agreement, which bases the number of stock options awarded (if any) on the increase in our market capitalization during the year. Under this formula, our stock price must increase in order for our CEO to receive any stock options; then, the stock price must increase further for our CEO to realize any economic benefit from those stock options. As a result of this formula, she has received no performance-based stock option awards in three of the past ten years. This pay-for-performance formula, and the fact that long-term incentive compensation is a substantial part of our CEO's total compensation, are the key reasons why our CEO's total compensation is closely aligned with total shareholder return, as illustrated by the chart below. The increase in our CEO's compensation between 2011 and 2012 was primarily due to two factors. Approximately 30% of the increase was attributable solely to changes in the underlying assumptions, and in particular the discount rate, used to determine the actuarial present value of retirement benefits under the SERP pursuant to generally accepted accounting principles and SEC requirements. There were no changes to the SERP plan or plan benefits during 2012. The remaining compensation increase was principally a function of our CEO, pursuant to the terms of her employment agreement, receiving a stock option grant of 153,225 shares in 2012, whereas she received no stock options in 2011.

5-Year CEO Actual Total Direct Compensation(1) vs. United Therapeutics Indexed Total Shareholder
Return(2)

(1)
Actual total direct compensation is defined as the sum of base salary, cash incentive bonus earned, the grant date fair value of long-term incentive awards, the change in the actuarial present value of retirement benefits under the SERP and the value of benefits/perquisites.

(2)
Indexed total shareholder return is equal to United Therapeutics' stock price as of the end of each year as a percentage of the starting point of December 31, 2008.

  •
  Other Named Executive Officers' Long-Term Incentive Compensation.  Long-term incentive compensation for our other Named Executive Officers is paid in the form of cash-settled STAP awards, based principally on company performance (including Milestone attainment), plus an assessment of individual performance. Like stock options, STAP awards only provide value to a recipient if our stock price increases between the grant date and the exercise date.

2012 Compensation Decisions and Pay-for-Performance Alignment

        At the beginning of 2012, based in part on strong company performance during 2011, our Compensation Committee approved 3% increases in 2012 base salary for each Named Executive Officer other than Mr. Ferrari, which was consistent with the average companywide salary increases for company personnel. Mr. Ferrari received a 15% increase in his base salary, in order to bring Mr. Ferrari's cash compensation closer to the 60th percentile of chief financial officers of companies in our peer group. Cash bonus incentive targets, as a percentage of base salary, and long-term incentive targets, remained the same as 2011 for 2012.

        At the end of 2012, as a result of our strong financial and operational performance, a 92% achievement of the goals in our Company-Wide Milestone Program and each Named Executive Officer's performance during the year, our Compensation Committee made the following compensation decisions:

  •
  Payout of cash incentive bonuses for 2012 equal to 102% of the respective cash incentive bonus target for each Named Executive Officer, which includes a Herculean Milestone award; and

  •
  Grant of STAP awards for performance in 2012 to each Named Executive Officer (other than Dr. Rothblatt) equal to 92% of their respective long-term incentive award targets.

        In addition, as a result of the increase in our market capitalization during 2012, in accordance with the formula set forth in her employment agreement, Dr. Rothblatt received options to purchase 153,225 shares of our common stock on December 31, 2012.

        As a result of these actions, actual total direct compensation (defined as base salary, plus cash incentive bonus earned, plus the grant date fair value of long-term incentive awards granted) was at approximately the 30th percentile of our peer group for our Chief Executive Officer and above the 75th percentile for our other Named Executive Officers. Our Compensation Committee believes this was appropriate given the pay-for-performance design of our compensation arrangements, where a significantly larger portion of Named Executive Officers' compensation on average is performance-based, when compared to our peer group, and our track record of extraordinary performance against our internal goals and relative to our peers. For example, in 2012, our revenue growth, net income growth, net income per employee and revenue per employee each approximated or exceeded the 70th percentile of our peer group.

  Summary of Compensation Governance Policies

        Our Compensation Committee and Board of Directors have taken the following steps to further enhance the governance of our executive compensation program:

  •
  Stock Ownership Guidelines.  Our Board has adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers. For details, see the section above entitled Board of Directors, Committees, Corporate Governance—Stock Ownership Guidelines and the section below entitled Other Executive Compensation Policies and Practices—Stock Ownership Guidelines.

  •
  Stock Option / STAP Repricing Policy.  Our Board has adopted a policy against repricing or exchanging underwater stock options and STAP awards without shareholder approval. For details, see the section below entitled Other Executive Compensation Policies and Practices—Policy Against Repricing Without Shareholder Approval.

  •
  Compensation Recovery Policy.  Our Board has the authority, to the extent permitted by governing law, to make retroactive adjustments to any cash-, stock option- or STAP award-based incentive compensation paid to our Named Executive Officers and certain other senior managers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

  •
  Policy Regarding Tax Gross-Ups.  Our Compensation Committee has adopted a policy against adopting any future employment arrangements with Section 16 officers that include tax gross-up provisions.

  •
  Prohibition Against Hedging and Pledging.  Pursuant to our insider trading policy, directors, officers and employees are prohibited from, among other things, purchasing our securities on margin, engaging in "short" sales of our common stock, or buying or selling puts, calls, futures contracts or other forms of derivative securities relating to our securities. In addition, our Board has adopted a prohibition against the pledging of shares of our common stock by directors and executive officers.

  •
  Independent Consultant.  Our Compensation Committee has consistently retained nationally-recognized executive compensation consulting firms since 2004 to advise it on compensation matters relating to our Named Executive Officers. For details, see the section above entitled Board of Directors, Committees, Corporate Governance—Independent Compensation Consultant.

  •
  Executive Sessions.  Our Compensation Committee regularly meets in executive session without members of management present.

Executive Compensation Framework

  Compensation Program Objectives

        Our executive compensation program is designed to achieve four primary objectives:

  •
  Pay for Performance.  Structure compensation programs to emphasize variable, performance-based elements so that realized compensation is aligned with corporate performance (both financial and non-financial), stock price performance and individual performance, based on achievement of performance goals established by our Compensation Committee.

  •
  Shareholder Alignment.  Align the interests and compensation of our Named Executive Officers with the value created for shareholders through equity-oriented incentives and stock ownership guidelines.

  •
  Balance Short-Term and Long-Term Perspectives.  Encourage our Named Executive Officers to consider the long-term as well as the short-term best interests of our company.

  •
  Market Competitiveness.  Offer competitive compensation opportunities that facilitate the attraction and retention of highly competent executive officers capable of leading our company to the fulfillment of its business objectives and growth in shareholder value.

        We accomplish these objectives through five primary compensation elements, as summarized in the table below:

Objective
Compensation Element	Pay for Performance	Shareholder Alignment	Balance Short- and Long-Term Perspectives	Market Competitiveness
Base Salary				✓
Cash Incentive Bonus	✓	✓	✓	✓
Long-Term Incentives (Stock Options/STAP Awards)	✓	✓	✓	✓
Benefits/Perquisites				✓
Supplemental Executive Retirement Plan (SERP)			✓	✓
Severance/Change-of-Control Benefits			✓	✓

  Compensation Peer Group

        Our Compensation Committee annually examines Named Executive Officer compensation levels relative to a peer group of industry and labor market competitors. For 2012, our Compensation Committee examined a peer group comprised of the top 25 companies other than United Therapeutics, ranked by market capitalization, in the NASDAQ Biotech Index (which we refer to throughout this Compensation Discussion and Analysis as the "peer group"). Only companies that are U.S.-based or based in jurisdictions with similar compensation disclosure requirements as U.S. companies were selected for the peer group. Our Compensation Committee believes this is an objective metric by which to select peers. This selection metric results in a peer group that includes biopharmaceutical and biotechnology companies that are similar to us in terms of financial performance, shareholder value creation and drug development and commercialization, and generally reflects the universe of companies from which we recruit, and against which we retain, executive talent. The same peer group methodology was employed in 2011, so any changes in composition of our peer group resulted from movement of companies into and out of the top 25 based on this methodology.

        The peer group includes the following companies: Alexion Pharmaceuticals, Inc., Amgen, Inc., BioMarin Pharmaceutical Inc., Biogen Idec Inc., Celgene Corporation, Cephalon, Inc., Dendreon

Corporation, Endo Pharmaceuticals, Gen-Probe Inc., Gilead Sciences, Inc., Human Genome Sciences, Inc., Illumina, Inc., Incyte Corporation, InterMune, Inc., Life Technologies Corp., Mylan Inc., Onyx Pharmaceuticals, Inc., Perrigo Company, Pharmasset Inc., Regeneron Pharmaceuticals, Inc., Salix Pharmaceuticals, Ltd., Techne Corporation, Theravance, Inc., Vertex Pharmaceuticals Inc. and Warner Chilcott Ltd.

        While several members of our peer group may be considered substantially larger than our company, it is also true that approximate 33% of the companies are less than one-third our size in terms of revenue (as of the time the peer group was established), and that our revenue ranking against the total peer group is twelfth, or in the middle of peers. Furthermore, our Compensation Committee views it as critical to measure ourselves against industry-leading peers (even if some are much larger than we are) in order to maintain a competitive edge in attracting and retaining top talent to lead us to continued industry-leading results. It is noteworthy that our commercial products include the most widely-prescribed pulmonary arterial hypertension therapies in three separate classes: parenteral prostacyclins, inhaled prostacyclins and PDE-5 inhibitors. This success, especially for a relatively smaller company, could not be achieved without the leadership of our top executive talent. In addition, our commercial products compete with those of much larger companies, including Gilead Sciences Inc., the second largest company in our peer group in terms of market capitalization. Our commercial products also compete with Actelion Pharmaceuticals Ltd, the largest biotechnology company in Europe, as well as several of the largest pharmaceutical companies in the world, including as Pfizer Inc., GlaxoSmithKline plc, Teva Pharmaceuticals Industries Ltd. and Bayer Schering Pharma AG. The charts below illustrate our ranking within this peer group with respect to several key metrics (at the time the peer group was established):

Rank	Revenue	Rank	Net Income	Rank	Market Capitalization
1	Amgen	1	Amgen	1	Amgen
2	Gilead Sciences	2	Gilead Sciences	2	Gilead Sciences
3	Mylan	3	Biogen Idec	3	Celgene
4	Biogen Idec	4	Celgene	4	Biogen Idec
5	Celgene	5	Cephalon	5	Vertex Pharmaceuticals
6	Life Technologies	6	Life Technologies	6	Mylan
7	Warner Chilcott plc	7	Mylan	7	Life Technologies
8	Cephalon	8	Perrigo Company	8	Alexion Pharmaceuticals
9	Perrigo Company	9	Endo Pharmaceuticals	9	Illumina
10	Endo Pharmaceuticals	10	BioMarin Pharmaceutical	10	Perrigo Company
11	Illumina	11	Warner Chilcott plc	11	Warner Chilcott plc
12	United Therapeutics	12	Illumina	12	Dendreon
13	Alexion Pharmaceuticals	13	InterMune	13	Cephalon
14	Gen-Probe	14	Techne	14	Human Genome Sciences
15	Regeneron Pharmaceuticals	15	Gen-Probe	15	Endo Pharmaceuticals
16	BioMarin Pharmaceutical	16	United Therapeutics	16	Regeneron Pharmaceuticals
17	Salix Pharmaceuticals	17	Alexion Pharmaceuticals	17	United Therapeutics
18	ONYX Pharmaceuticals	18	Salix Pharmaceuticals	18	Gen-Probe
19	Techne	19	Incyte	19	Pharmasset
20	Vertex Pharmaceuticals	20	Pharmasset	20	BioMarin Pharmaceutical
21	Incyte	21	Theravance	21	Techne
22	Human Genome Sciences	22	Regeneron Pharmaceuticals	22	InterMune
23	Dendreon	23	ONYX Pharmaceuticals	23	ONYX Pharmaceuticals
24	InterMune	24	Human Genome Sciences	24	Salix Pharmaceuticals
25	Theravance	25	Dendreon	25	Theravance
26	Pharmasset	26	Vertex Pharmaceuticals	26	Incyte

Rank	Revenue Per Employee	Rank	Net Income Per Employee	Rank	Number of Employees
1	Gilead Sciences	1	InterMune	1	Amgen
2	United Therapeutics	2	Gilead Sciences	2	Mylan
3	Warner Chilcott plc	3	Amgen	3	Life Technologies
4	ONYX Pharmaceuticals	4	BioMarin Pharmaceutical	4	Perrigo Company
5	Salix Pharmaceuticals	5	Biogen Idec	5	Biogen Idec
6	Biogen Idec	6	Celgene	6	Celgene
7	Celgene	7	United Therapeutics	7	Gilead Sciences
8	Amgen	8	Techne	8	Cephalon
9	Cephalon	9	Cephalon	9	Endo Pharmaceuticals
10	Incyte	10	Alexion Pharmaceuticals	10	Warner Chilcott plc
11	Alexion Pharmaceuticals	11	Endo Pharmaceuticals	11	Illumina
12	Endo Pharmaceuticals	12	Gen-Probe	12	Vertex Pharmaceuticals
13	Illumina	13	Illumina	13	Dendreon
14	BioMarin Pharmaceutical	14	Warner Chilcott plc	14	Regeneron Pharmaceuticals
15	Mylan	15	Perrigo Company	15	Gen-Probe
16	Gen-Probe	16	Life Technologies	16	Human Genome Sciences
17	Techne	17	Mylan	17	BioMarin Pharmaceutical
18	Perrigo Company	18	Salix Pharmaceuticals	18	Alexion Pharmaceuticals
19	Regeneron Pharmaceuticals	19	Regeneron Pharmaceuticals	19	Techne
20	Life Technologies	20	Incyte	20	United Therapeutics
21	InterMune	21	Dendreon	21	Salix Pharmaceuticals
22	Theravance	22	Human Genome Sciences	22	ONYX Pharmaceuticals
23	Human Genome Sciences	23	ONYX Pharmaceuticals	23	Incyte
24	Vertex Pharmaceuticals	24	Theravance	24	Theravance
25	Dendreon	25	Vertex Pharmaceuticals	25	InterMune
26	Pharmasset	26	Pharmasset	26	Pharmasset

        Our Compensation Committee considered pay program design and individual executive compensation data based on the public filings of our peer group in the fall of 2011. This information served as an important factor for the 2012 compensation decisions for our Named Executive Officers described below.

  Competitive Pay Positioning

        Our Compensation Committee evaluates our Named Executive Officers' pay competitiveness on a target total direct compensation basis. In setting 2012 compensation levels, our Compensation Committee generally sought to set Named Executive Officer target total direct compensation at or above the 75th percentile of our peer group. Target total direct compensation includes annual base salary, target cash incentive bonus at 100% of opportunity and long-term incentive compensation at either 500,000 stock options (in the case of our Chief Executive Officer) or 70% of opportunity (in the case of our other Named Executive Officers). Our Compensation Committee targeted at or above the 75th percentile of the peer group in order to provide highly competitive compensation to retain what it believes is an exceptional management team and in recognition of our long track record of performing at or near the top of the biotech industry. Individual compensation targets and actual compensation delivered may vary based on our Compensation Committee's assessment of corporate performance and each Named Executive Officer's individual performance. We believe these relative targets are particularly appropriate in light of our strong pay-for-performance compensation structure, where a significantly larger portion of Named Executive Officers' compensation on average is performance-based, when compared to our peer group (as shown in the chart above under—Overview of our Executive Compensation Program).

  Tally Sheets

        Our Compensation Committee periodically reviews tally sheets for our Named Executive Officers and utilizes them, along with peer group compensation and performance analyses, in making its compensation decisions. These tally sheets assign dollar amounts to each component of compensation for our Named Executive Officers, including target total direct compensation, outstanding long-term incentive awards, benefits, perquisites and potential change in control severance payments. Tally sheets are not used in any formulaic manner to dictate pay decisions, but rather are used to educate and inform our Compensation Committee regarding the potential value of existing compensation arrangements. Our Compensation Committee reviewed tally sheets to prepare for its 2012 decisions regarding compensation for our Named Executive Officers.

  Other Factors Affecting Compensation Decisions

        In addition to benchmarking and tally sheets, our Compensation Committee also takes into account the financial performance of our company as well as a variety of other factors, including, among other things, changes in the price of our common stock and individual achievements (such as management efforts resulting in successful clinical trial results). Based on this information, our Compensation Committee may make individual adjustments to our Named Executive Officers' compensation accordingly. In addition, our Compensation Committee takes into account the input of our Chief Executive Officer in determining the compensation levels for the Named Executive Officers other than the Chief Executive Officer.

Review of 2012 Executive Compensation

  Summary of 2012 Compensation

        The components of our Named Executive Officers' target total direct compensation are base salary and variable compensation, including cash incentive bonus compensation and long-term incentive compensation. The following table shows our Named Executive Officers' base salaries and target variable compensation for 2012 and the amount of any increase of such compensation over 2011. The basis for our Compensation Committee's decisions with respect to each of these components for 2012 is discussed in greater detail below.

Summary 2012 Target Total Direct Compensation

Executive Officer	2012 Base Salary	% Increase Over 2011 Base Salary	2012 Cash Incentive Bonus Target as % of Base Salary	Change in Cash Incentive Bonus Target %(1)	2012 Long-Term Incentive Award Target(#)(2)	% Increase over 2011 Long-Term Incentive Award Target
Martine Rothblatt	$964,080	3%	100%	0%	n/a(3)	n/a(3)
John Ferrari	$526,240	15%	60%	0%	125,000	0%
Roger Jeffs	$782,000	3%	75%	0%	175,000	0%
Paul Mahon	$680,200	3%	60%	0%	125,000	0%

(1)
Represents the difference in cash incentive bonus target as a percentage of salary, between 2011 and 2012.

(2)
The long-term incentive bonus opportunity represents the total number of STAP awards for our Named Executive Officers, other than Dr. Rothblatt, that can potentially be granted based on 2012 performance.

(3)
Long-term incentive bonus awards for Dr. Rothblatt, if any, are determined at the end of each calendar year in accordance with a formula set forth in her employment agreement, which takes into account the rise, if any, in our market capitalization each year based on the average closing price of our common stock for the month of December. For a description of Dr. Rothblatt's long-term incentive bonus award opportunity, see the narrative under the section entitled Named Executive Officer Employment Agreements—Dr. Rothblatt following the Grants of Plan-Based Awards in 2012 table below.

  Base Salary

        Base salary is the primary fixed element of the compensation packages for our Named Executive Officers. Our Compensation Committee reviews and establishes base salary levels for our Named Executive Officers each year taking into consideration one or more of the following four factors, depending on the circumstances: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) our overall performance, financial condition and prospects; (iii) the annual compensation received by executives holding comparable positions at our peers as described in the section entitled Executive Compensation Framework above; and (iv) our annual company-wide budget for salary increases.

        In February 2012, our Compensation Committee approved the base salaries for our Named Executive Officers listed in the Summary 2012 Target Total Direct Compensation table above. Each Named Executive Officer other than Mr. Ferrari received a 3% salary increase, consistent with our company-wide budget for salary increases. Mr. Ferrari's salary was increased by 15% in order to bring his cash compensation closer to the 60th percentile of chief financial officers of companies in our peer group.

  Cash Incentive Bonus Program

        All of our Named Executive Officers participate in our Company-Wide Milestone Incentive Bonus Program, which in 2012 provided annual cash incentive awards based on the achievement of pre-established goals.

  Cash Incentive Bonus Targets

        Each year, our Compensation Committee establishes cash incentive bonus targets for each of our Named Executive Officers, taking into consideration the same factors as it uses to determine base salaries (other than the company-wide budget for salary increases). For 2012, our Compensation Committee established cash incentive bonus targets for our Named Executive Officers as a percentage of base salary, as shown in the Summary 2012 Target Total Direct Compensation table above. Under the Company-Wide Milestone Incentive Bonus Program, the maximum potential payout equals 110% of these target amounts, and there is no threshold performance level. As a result, Named Executive Officers can earn between 0 and 110% of their respective cash incentive bonus target, based on achievement of the Milestones (performance goals). Beginning in 2012, this includes the application of the "Herculean Milestone," in the event the company attains at least 70% of its Company-Wide Milestones, as follows:

Milestone Attainment	Herculean Milestone Addition	Total Attainment Range
70% to 79%	+4%	74% to 83%
80% to 89%	+7%	87% to 96%
90% to 100%	+10%	100% to 110%

        Cash incentive bonus targets, as a percentage of base salary, remained unchanged for 2012.

  2012 Milestones

        The Milestones (or performance goals) are generally intended to create company-wide incentives relating to significant corporate objectives, such as (a) financial performance and growth, (b) research and development programs, manufacturing capabilities and other operational metrics and goals, and (c) ethical conduct. Our Compensation Committee, in its discretion, may amend our Company-Wide Milestones and weightings from time to time, to reflect core performance measures for the success of our business and to set goals that translate most directly into short-, medium- and long-term value growth. The Milestone performance targets are difficult to meet, and require significant leadership and execution on the part of our Named Executive Officers. Based on these factors, our Compensation Committee established the following Company-Wide Milestones and weightings for 2012:

2012 Company-Wide Milestone	Percentage of Award Opportunity

Milestone 1—Cash Profits: Growth in Earnings before Non-Cash Charges of 30% or more in 2012 compared to 2011, as reported in the company's earnings release, together with further adjustments for extraordinary items, including new product licenses, acquisitions, project cancellations and royalty buy-outs.

Up to 25%
Milestone 2—Financial Growth: Superior financial growth as evidenced by achieving 2012 revenue guidance of $875 million, plus or minus 5%	Up to 25%
Milestone 3—Manufacturing: Adequate manufacturing capabilities, evidenced by a two-year inventory of Remodulin and Tyvaso	Up to 15%

Milestone 4—Research & Development: Conduct of insightful research and development programs, taking into account regulatory approvals, label extensions and the quantity and quality of trials that support our business goals.

Up to 25%
Milestone 5—Ethics: Ethical conduct, evidenced by the absence of any material adverse proceedings involving compliance issues of an ethical nature.	Up to 10%

        Under the terms of the Company-Wide Milestone Program, our Compensation Committee has the authority to award partial credit under any of the Milestones.

        For 2012, our Compensation Committee determined that 92% of the Milestones were achieved, in accordance with the following analysis:

Milestone	Performance	Goal Achievement % (A)	Weighting (B)	% of Award Earned (A × B)
1	2012 Earnings Before Non-Cash Charges, as adjusted for a $31.1 million insurance recovery, increased by 34% (from $363.3 million to $488.3 million)	100%	25%	25%
2	2012 revenue guidance was fully achieved by recording net revenues for Remodulin, Tyvaso and Adcirca of $906.1 million	100%	25%	25%
3	Maintained greater than two-year inventory of all strengths of Remodulin and Tyvaso	100%	15%	15%
4	Failed to secure FDA approval for oral treprostinil during 2012, but the company made several significant advancements toward regulatory approvals, including: Ch 14.18 for Neuroblastoma (phase III); Remodulin implantable pump (phase IV); UV-4 antiviral (preclinical); FREEDOM-EV trial of oral treprostinil (phase III); and beraprost (phase II/III)	68%	25%	17%
5	No material adverse regulatory proceedings involving compliance issues of an ethical nature during 2012.	100%	10%	10%

Total				92%

        For Milestone #4, our Compensation Committee determined that it was appropriate to award partial credit equal to the portion of the performance target actually achieved. Because aggregate Milestone Attainment exceeded 90%, our Compensation Committee also awarded a Herculean Milestone of 10%, for a total Milestone Attainment level of 102% (applicable to cash bonuses only).

        Accordingly, cash incentive bonus awards earned by our Named Executive Officers and approved by our Compensation Committee for 2012 were as follows:

Executive Officer	2012 Base Salary (A)	2012 Cash Incentive Bonus Target as % of Base Salary (B)	2012 Milestone Attainment (C)	Total Cash Incentive Bonus Earned (A × B × C)
Martine Rothblatt	$964,080	100%	102%	$983,362
John Ferrari	$526,240	60%	102%	$322,059
Roger Jeffs	$782,000	75%	102%	$598,230
Paul Mahon	$680,200	60%	102%	$416,282

  Long-Term Incentive Compensation

        Our long-term incentive compensation program is structured to support our pay-for-performance and shareholder alignment objectives. We currently award performance stock options to Dr. Rothblatt and STAP awards to our other Named Executive Officers (collectively, long-term incentive awards). These long-term incentive awards provide value to our Named Executive Officers only if our stock price increases from the date of grant (which benefits all shareholders), and only if each of our Named Executive Officers remains with our company until his or her awards vest or, in the case of Dr. Rothblatt, until her awards are exercised.

        Our Compensation Committee believes it is appropriate to consider, but not emphasize, the fair value of the long-term target opportunity because the meaningful incentive in long-term incentive compensation for our Named Executive Officers lies not in the accounting values of performance-based stock options and STAP awards but rather in the potential for appreciation in our stock price. In this regard, while we report the grant date fair values of our performance stock options and STAP awards used for financial reporting purposes in the Summary Compensation Table and Grants of Plan-Based Awards in 2012 table below, our Named Executive Officers may never realize these amounts. Our Named Executive Officers realize compensation from their stock options and STAP awards only to the extent they have the opportunity to exercise such grants at a time when the price of our common stock exceeds the awards' exercise prices.

        Incentive STAP awards, which are granted to our Named Executive Officers other than Dr. Rothblatt, convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of our common stock on the date of grant) and the closing price of our common stock on the date of exercise. The purpose of the STAP is to mimic the economic features of traditional stock options, thereby linking the interests and rewards of our Named Executive Officers and other STAP participants to those of our shareholders; but they are settled in cash only. Since November 2009, STAP awards granted to our Named Executive Officers partially vest in one-fourth increments on each of the first four anniversaries of the grant date. STAP awards are granted on an annual basis, and generally expire within 10 years from the date of grant, subject to earlier expiration upon termination of employment with us. The Committee views strictly time-based vesting of STAP awards as appropriate for our Named Executive Officers other than Dr. Rothblatt, given that the Committee takes into consideration aggregate attainment of our Company-Wide Milestones as a significant factor in determining the size of STAP award and given that the future realizable value of these awards will be based on increases in our stock price, mirroring an increase in value to our shareholders. In the case of 2012, payout levels precisely mirrored this performance-based metric. Given the heavy influence of this performance-based factor on grant levels, the Committee does not believe a further performance-based condition for vesting would be necessary.

        Our Named Executive Officers other than Dr. Rothblatt received a STAP award in March 2012, relating to performance for the full year 2011, and a STAP award in March 2013, relating to performance during the full year 2012. Long-term incentive awards for Dr. Rothblatt are granted, if earned, at the end of the year under the terms set forth in her employment agreement.

  CEO Long-Term Incentive Award (Performance-Based Stock Option Award)

        In accordance with the terms of her employment agreement, Dr. Rothblatt is eligible to receive an annual award of performance-based stock options under our EIP to purchase the number of shares of our common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization each year based on the average closing price of our common stock for the month of December. The exercise price of such stock options, if any, is equal to or greater than the closing price of one share of our common stock on December 31st of each year. Prior to grant, our Compensation Committee, with Dr. Rothblatt's consent, may reduce the number of stock options awarded under this contractual formula. These stock options, if any, are granted on December 31st of each year and are fully exercisable on the date of grant. In addition, Dr. Rothblatt's option grant may not exceed 1,000,000 shares in any given year, pursuant to the terms of our EIP. For 2012, based on the formula set forth in her employment agreement (with no reduction), Dr. Rothblatt was awarded 153,225 stock options based solely on the increase in our market capitalization in December 2012 compared to December 2011.

        Our Compensation Committee believes that the structure of Dr. Rothblatt's long-term incentive compensation is well designed to pay for performance and align Dr. Rothblatt's interests with those of our shareholders. In calendar years in which our market capitalization increases, Dr. Rothblatt receives long-term incentive compensation in proportion to the increase; however, because the exercise price of these options is the closing stock price on the date of grant, our stock price must increase further in order for Dr. Rothblatt to recognize any value from these stock options. In calendar years in which our market capitalization decreases, Dr. Rothblatt receives no long-term incentive award under her employment agreement and her outstanding stock options suffer a decrease that approximates the decrease in our market capitalization, thus limiting the realizable value of outstanding awards. This long-term incentive arrangement is embedded in Dr. Rothblatt's employment agreement, and over the past ten years our Compensation Committee has not wavered from the application of the contractual formula. That is, even in years when Dr. Rothblatt earned zero shares (which has happened three times in the last ten years), or a modest number of options, the Compensation Committee has not made a discretionary equity grant to Dr. Rothblatt.

        Our Compensation Committee also views immediate vesting of the CEO stock option award at grant as appropriate in light of the fact that the award is a function of a purely performance-based formula, and therefore the performance-based "condition" for this element of her compensation has already been achieved in order for her to receive an award. This approach is similar to that of other biotech companies that award contingent, performance-based equity at the beginning of an established performance period, and grant fully vested shares at the end of the period, subject to achievement of specified performance goals. In our case, the performance period is our fiscal year, the performance metric is growth in market capitalization over the performance period, and the ultimate grant (if any) at the end of the performance period is equal to one eighteenth of one percent of such growth in market capitalization. However, unlike other biotech companies that typically grant fully vested shares of stock at the end of the performance period, Dr. Rothblatt's arrangement provides for the grant of an option (to the extent earned) with an exercise price equal to our stock price at the end of the year. Thus, there is an additional, inherent performance factor as compared to most other companies because the stock price must increase further after the date of grant to produce any actual value.

        The following chart illustrates the impact of changes in our market capitalization on the value of Dr. Rothblatt's annual stock option grant (as a percentage of the increase in market capitalization) during the last ten years. Despite significant changes in market capitalization growth year-over-year during the ten-year period, the grant value of Dr. Rothblatt's stock options as a percentage of this change in market capitalization has remained relatively steady, other than those years in which she earned no award at all.

 Annual Change in Market Cap and CEO Annual Grant Value as a Percent of
Change in Market Cap(1),(2)

(1)
Reflects the percentage increase in market capitalization during the relevant year, calculated in accordance with Dr. Rothblatt's employment agreement.

(2)
The value of Dr. Rothblatt's stock options as a percentage of the change in market cap represents aggregate grant date fair value, computed in accordance with applicable accounting standards from 2006 to 2012 (as reported in our proxy statement for the relevant year), divided by the change in our market cap for the relevant year. For stock options granted from 2003 to 2005 (before companies were required to expense the fair value of stock options or report them in proxy statements), fair values are estimated based on the Black-Scholes assumptions reported in the relevant Form 10-K with respect to expected volatility, dividend yield and risk free interest rate, and an expected term of five years, which since 2006 approximates the expected term of stock options which vest immediately upon grant.

        The following chart illustrates the cumulative increase in our market capitalization over the last ten years, the cumulative grant value of Dr. Rothblatt's stock option grants over this period of time, and the actual value realized plus gains associated with unexercised stock options as of December 31, 2012. Over the last ten years, Dr. Rothblatt's actual realized and realizable pay from stock grants totalled approximately $61.3 million, while shareholders have enjoyed an approximately $2.25 billion increase in market capitalization.

2003-12 Total Change in Market Cap, CEO Option Grant Value and CEO Realized & Unrealized Gains (in $000s)

        Of the approximately 3.8 million stock options Dr. Rothblatt has been granted since the beginning of 2003 (as adjusted for our 2009 stock split), she exercised less than one-third of the options, which demonstrates her positive view of the long-term growth prospects of our company despite the immediate vesting of these awards upon grant. In addition to the approximately 2.6 million vested stock options she held as of December 31, 2012, she also held 709,769 outright shares of our common stock, as shown on the table in the section of this Proxy Statement entitled Beneficial Ownership of Common Stock. Given these facts, and given that immediate vesting of Dr. Rothblatt's stock options is required pursuant to her binding employment agreement, our Compensation Committee believes that Dr. Rothblatt is already appropriately incentivized to maximize shareholder value without the need for an extended vesting period for her stock options.

  Non-CEO Long-Term Incentive Award (Performance-Based STAP Awards)

        Our Compensation Committee sets the long-term incentive targets for Mr. Ferrari, Dr. Jeffs and Mr. Mahon each year. Our Compensation Committee does not have a set benchmark or formula for setting the long-term incentive award target for these individuals. It reviews and establishes long-term incentive target opportunities based on several factors, including: (i) the fair value of the long-term target opportunity in relation to our peer group (i.e., at or above the 75th percentile of our peer group); (ii) past grant levels; (iii) individual and company performance; and (iv) the potential gain to be realized from these awards based on the appreciation in the price of our common stock.

        The 2012 long-term incentive targets are shown in the Summary 2012 Target Total Direct Compensation table above, are unchanged from 2011 and represent the maximum potential long-term incentive award each Named Executive Officer can receive in relation to 2012 performance. The Committee approves actual awards annually taking into consideration: (i) our overall performance, financial condition and prospects, including accomplishments under our Company-Wide Milestone Incentive Bonus Program; and (ii) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments.

        For the 2012 performance year, our Compensation Committee approved STAP awards to Mr. Ferrari, Dr. Jeffs and Mr. Mahon that were granted on March 15, 2013. Each award was equal to 92% of the individual's target as shown below:

	2012 Long-Term Incentive Award (Granted on March 15, 2013)
Executive Officer	Long-Term Incentive Award Opportunity (#) (A)	Earned Award as % of 2012 Long-Term Incentive Target (B)	Long-Term Incentive Award Earned (#) (A × B)
John Ferrari	125,000	92%	115,000
Roger Jeffs	175,000	92%	161,000
Paul Mahon	125,000	92%	115,000

        In determining the number of STAP awards earned, our Compensation Committee considered the company's overall performance, placing heavy weight on the attainment of 92% of the Company-Wide Milestones for 2012. It also conducted a subjective review of individual performance, and determined that each Named Executive Officer's efforts played a major role in the company's 92% Milestone achievement level and therefore awarded them each 92% of their long-term incentive target. In particular, Mr. Ferrari's management of the accounting and financial functions led to continued achievement of unqualified audit opinions, as well as excellent control over expenses, which helped us achieve net income and net income per employee above the 90th percentile of our peer group. He also managed the company's continuing share repurchase programs, returning $188.0 million in value to our shareholders through repurchases. Dr. Jeffs' management of our sales force was critical to achieving record revenues and earnings before non-cash charges. He also managed the company's response to a difficult FDA decision regarding oral treprostinil, by quickly resubmitting our new drug application, and launching a new phase III trial of oral treprostinil. His management of our manufacturing operation, including upgrades to our inventory management system and management of outside vendors of critical supply, resulted in a continually robust supply of drug product. Mr. Mahon managed a variety of compliance initiatives critical to achieving full credit for the ethics component of our Company-Wide Milestones for 2012, and a growing in-house legal staff which, among other things, actively negotiates contracts that are critical to our commercial, clinical and manufacturing successes. He successfully led the negotiation of several significant strategic transactions, including the in-license of the TransCon technology for injectable treprostinil and beraprost.

 Other Executive Compensation Policies and Practices

  Long-Term Incentive Awards Grant Timing Policy

        Beginning with the 2011 performance period, long-term incentive awards are paid annually on or about March 15th of the year following the end of the relevant performance period, with the first such annual award having been paid on March 15, 2012. In the past, long-term incentive awards have typically been granted to our Named Executive Officers and all other employees other than our Chief Executive Officer on a semi-annual basis on March 15th and September 15th of each year.

        Our long-term incentive award grant timing is designed so that awards are granted after the market has had an opportunity to react to our announcement of annual earnings. We also believe this timing helps us avoid broad internal communication of highly confidential financial results prior to public announcement of our annual financial results. All long-term incentive awards granted to our Named Executive Officers and other employees have an exercise price equal to the closing price for our common stock on the NASDAQ on the date of grant or, if the award is granted on a date when the NASDAQ is not open, it has an exercise price equal to the closing price of our common stock on the NASDAQ on the preceding trading day.

        Long-term incentive awards for our Named Executive Officers other than our Chief Executive Officer for 2011, as discussed in our 2012 Proxy Statement, were granted on March 15, 2012, and these awards are shown in the Summary Compensation Table and the tables thereafter. Awards granted on March 15, 2013 for the full-year 2012 are not shown in the Summary Compensation Table and the tables thereafter, in accordance with SEC disclosure rules. These awards will be included in these tables in our 2014 Proxy Statement.

        The long-term incentive award for our Chief Executive Officer, if earned, is granted in accordance with the formula set forth in her employment agreement once each year on December 31st, or the preceding Friday if such date falls on a weekend.

        In July 2012, our Compensation Committee approved a new timing policy with respect to the issuance of STAP awards, stock options and other equity-linked awards, effective beginning in 2013. Under this new timing policy, awards may be granted on the following pre-set dates each year: (1) January 2 (or the following trading day, if markets are closed that day); (2) March 15 (or the preceding trading day, if markets are closed that day); (3) the date of our Annual Meeting of Shareholders (which, for 2013, will take place on June 26); (4) September 15 (or the preceding trading day, if markets are closed that day); and (5) December 31. Awards may also be granted on other dates in light of significant personnel events such as new hires, promotions, new directorships, appointments to board committees and the achievement of significant corporate objectives. This schedule contemplates the standard annual grants of STAP awards to our Named Executive Officers on March 15, and stock options to our Chief Executive Officer on December 31, but provides the Committee the flexibility to grant awards on certain other pre-set dates each year.

  Benefits and Perquisites

        The benefits offered to our Named Executive Officers are substantially the same as those offered to all employees, with the exception of the supplemental executive retirement plan (SERP) discussed in the section entitled Supplemental Executive Retirement Plan below. We provide a tax-qualified retirement plan (a 401(k) plan) and medical and other benefits to executives that are generally available to other full-time employees. Under our 401(k) plan, all employees are permitted to contribute up to the maximum amount allowable under applicable law (i.e., $17,000 in 2012 or $22,500 for eligible participants who are age 50 or older). We make matching contributions equal to 40% of eligible employee contributions with such matching contributions vesting 33 1/3% per year based on years of service, not the amount of time an employee has participated in the 401(k) plan. Therefore, once an employee completes three years of service, his or her account is fully vested and any future matching funds will vest immediately. The 401(k) plan and other generally available benefits programs allow us to remain competitive for executive talent. We also provide limited perquisites to our Named Executive Officers, including participation in either our vehicle lease program, which covers the monthly lease payment and cost of insurance and maintenance on vehicles, or a monthly car allowance of $600. Our Compensation Committee believes that the availability of these benefit programs generally enhances executive recruitment, retention, productivity and loyalty to us.

        For additional details on certain benefits and perquisites received by our Named Executive Officers, see the Summary Compensation Table below.

  Supplemental Executive Retirement Plan

        We maintain our SERP for select executives to enhance the long-term retention of individuals who have been and will continue to be vital to our success. Currently, only our Named Executive Officers and five other members of senior management participate in the SERP. The SERP provides each participant with a lifetime annual payment after retirement (or at his or her election, a lump-sum payment) of up to 100% of final average three year gross salary, less estimated social security benefit, provided that he or she is employed by us or one of our affiliates until age 60. Participants in the SERP are prohibited from competing with us or soliciting our employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        Additional details regarding the SERP, including provisions in connection with a participant's death or disability or change in control of our company, are provided under the Pension Benefits in 2012 table below.

  Post-Employment Obligations for Named Executive Officers

        Each of our Named Executive Officers is eligible for certain severance payments in the event his or her employment terminates under specified circumstances, including in connection with a change in control, as provided in their employment agreements as well as the SERP, the EIP and the STAP. These payments vary based on the type of termination but may include cash severance, stock option and STAP vesting acceleration, SERP vesting acceleration, and/or continuation of health and other benefits.

        Our Compensation Committee approved these arrangements in order to promote the loyalty and productivity of our Named Executive Officers and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of our shareholders and other constituents of our company without undue concern about whether the transaction may jeopardize their employment. Our Compensation Committee wants our Named Executive Officers to be free to think creatively and promote the best interests of our company without worrying about the impact of those decisions on their employment. No amendments were made to any of our Named Executive Officers' employment agreements in 2012.

        Details regarding severance and change in control arrangements for our Named Executive Officers are contained in the text following the Potential Payments Upon Termination or Change in Control table below.

  Prohibition Against Hedging

        Pursuant to our insider trading policy, directors, officers and employees are prohibited from, among other things, purchasing our securities on margin, engaging in "short" sales of our common stock, or buying or selling puts, calls, futures contracts or other forms of derivative securities relating to our securities.

  Stock Ownership Guidelines

        As noted above under Board of Directors, Committees, Corporate Governance—Stock Ownership Guidelines, our Board has adopted Stock Ownership Guidelines applicable to our directors and Named Executive Officers. Our Board adopted Stock Ownership Guidelines to further align the financial interests of our directors and Named Executive Officers with those of our shareholders, to foster a long-term management orientation, and to promote sound corporate governance. Our Stock Ownership Guidelines set targets for each Named Executive Officer according to the lesser of a multiple of base salary or fixed number of shares of common stock as follows:

Title of Individual	Ownership Target
Chairman and Chief Executive Officer	Lesser of 6x base salary or 100,000 shares
President and Chief Operating Officer	Lesser of 3x base salary or 40,000 shares
Chief Financial Officer and Treasurer	Lesser of 3x base salary or 20,000 shares
Executive Vice President and General Counsel	Lesser of 3x base salary or 30,000 shares

        In determining ownership levels for each Named Executive Officer, credit is provided for shares held outright, as well as the number of vested, but unexercised, stock options and STAP awards. For purposes of vested, unexercised stock options and STAP awards, shares will be calculated on an "as if exercised" basis, assuming a cashless exercise and net of taxes (using an assumed 35% tax rate). Named executive officers are expected to achieve their Stock Ownership Guideline target within five years of becoming subject to this policy. The policy provides procedures for granting exemptions in the case of severe financial hardship. As of April 12, 2013, all of our Named Executive Officers had met the ownership targets in our Stock Ownership Guidelines or were on track to do so within the allowed time period.

  Policy Against Repricing Without Shareholder Approval

        In the past, we have occasionally permitted the repricing or exchange of outstanding stock options or STAP awards that had become "underwater" as a result of a significant decline in our stock price due to extraordinary events (collectively, "repricings"). These repricings were conducted without shareholder approval, as permitted by the terms of the relevant plans. We believe these repricings were approved by our Board of Directors with good reason, and have aided significantly in our efforts to attract, retain and motivate talented employees, directors and Named Executive Officers. However, in 2011 our Board of Directors adopted a policy against conducting any future repricings without shareholder approval, which the Board believes is consistent with evolving compensation governance best practices.

  Policy Regarding Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (the Code) generally provides that publicly held companies may not deduct compensation paid to our Chief Executive Officer and the three other most highly paid executive officers (other than our Chief Financial Officer) that exceeds $1 million per officer in a calendar year. Compensation that is considered "performance-based compensation" within the meaning of the Code does not count toward the $1 million limit.

        While our Compensation Committee considers the impact of the tax treatment, the primary factor influencing program design is the support of business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be a consideration, but not the decisive consideration, with respect to our Compensation Committee's compensation determinations.

Accordingly, our Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that our Compensation Committee determines to be more appropriate. For example, awards granted under the annual cash incentive plan and the STAP do not meet all of the requirements for deductibility under the Code, and therefore may not be deductible, even though we consider annual cash incentive awards and STAP awards to be based on performance.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into United Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Compensation Committee: Christopher Causey (Chair) R. Paul Gray Louis Sullivan

EXECUTIVE COMPENSATION

        The following table shows compensation information for 2010, 2011 and 2012 for our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Bonus ($)	Option/ STAP Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Martine Rothblatt	2012	959,579	(6)	—	3,024,662	983,362	2,964,410	26,315	7,958,328
Chief Executive Officer	2011	931,485		—	—	804,960	1,409,730	15,175	3,161,350
	2010	874,768		—	14,263,681	900,000	1,526,156	56,203	17,620,808
John Ferrari	2012	514,800		—	2,273,625	332,059	1,636,616	12,640	4,759,740
Chief Financial Officer	2011	463,128	(7)	—	1,925,375	236,122	763,325	13,440	3,401,390
and Treasurer	2010	437,692		—	3,247,294	250,000	824,298	9,851	4,769,135
Roger Jeffs	2012	778,200		—	3,183,075	598,230	2,231,928	25,126	6,816,559
President and	2011	754,333		—	2,695,525	489,684	819,098	23,900	4,782,540
Chief Operating Officer	2010	725,000		—	4,546,212	550,000	944,919	39,334	6,805,465
Paul Mahon	2012	676,900		—	2,273,625	416,282	1,927,743	14,124	5,308,674
Executive Vice President	2011	656,167		—	1,925,375	340,766	682,551	13,800	3,618,659
and General Counsel	2010	630,000		—	3,247,294	375,000	796,619	13,800	5,062,713

(1)
Increases in base salaries for our Named Executive Officers became effective on March 1, 2012, 2011 and 2010. Therefore, a portion of the base salary shown for each year reflects the salary level for the previous year.

(2)
Amounts shown represent the aggregate grant date fair value of stock options and STAP awards granted in each reported year, computed in accordance with applicable accounting standards. For a discussion of valuation assumptions for stock options and STAP awards see Note 10—Stockholders' Equity and Note 7—Share Tracking Award Plans, respectively, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The stock options were awarded under our EIP and the STAP awards were granted under the STAP. See the Grants of Plan-Based Awards in 2012 table for more information on stock options and STAP awards granted to our Named Executive Officers in 2012.

(3)
Amounts shown for 2012 represent the total cash awards earned by each Named Executive Officer under our Company-Wide Milestone Incentive Bonus Program for 2012. The payouts were determined based on our attainment of specific, pre-established performance Milestones. For information on the amounts earned for 2012, see the section entitled Cash Incentive Bonus Compensation in the Compensation Discussion and Analysis above.

(4)
Amounts shown represent the change in the actuarial present value of retirement benefits under the SERP calculated in accordance with GAAP under SEC requirements. The assumptions used in calculating the change in the actuarial present value of SERP benefits are described in the footnotes to the Pension Benefits table below. The change in pension value from year to year as reported in the table will vary based on these assumptions and may not represent the value that a Named Executive Officer will actually accrue or receive under the SERP.

(5)
The amounts shown represent the aggregate incremental cost that can be attributed to lease, insurance and maintenance payments made on vehicles leased by us and used by a Named Executive Officer or for monthly automobile allowances, travel expenses for family members to our functions (collectively, the perquisites), and our "matching contributions" under our 401(k) Plan equal to 40% of each participant's qualifying salary contributions.

(6)
Our Canadian subsidiary pays a portion of Dr. Rothblatt's total base salary in the amount of 120,000 Canadian dollars. The value of this portion in U.S. dollars has been estimated for the purposes of disclosure here by using the spot exchange rate on the dates on which Dr. Rothblatt was paid. In 2012, our Canadian subsidiary paid the equivalent of US$120,179 of Dr. Rothblatt's total base salary.

(7)
Includes $8,462 in accrued but unused vacation time that Mr. Ferrari cashed out in 2011, consistent with our company-wide vacation policy.

 Grants of Plan-Based Awards in 2012

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying Options or STAP Awards(2) (#)	Exercise or Base Price of Option or STAP Awards ($/Sh)	Grant Date Fair Value of Option or STAP Awards(3) ($)
Name	Award Type	Grant Date	Target ($)	Maximum ($)
Martine Rothblatt	Stock Option	12/31/12			153,225	$53.42	$3,024,662
	Milestone Incentive		$964,080	$1,060,488
John Ferrari	STAP	03/15/12			107,500	$47.50	$2,273,625
	Milestone Incentive		$315,744	$347,318
Roger Jeffs	STAP	03/15/12			150,500	$47.50	$3,183,075
	Milestone Incentive		$586,500	$645,150
Paul Mahon	STAP	03/15/12			107,500	$47.50	$2,273,625
	Milestone Incentive		$408,120	$448,932

(1)
The amounts in these columns represent each Named Executive Officer's cash incentive bonus target and maximum opportunities based on the annual Company-Wide Milestone Incentive Bonus Program for 2012 described in the section entitled Company-Wide Milestone Incentive Bonus Program in the Compensation Discussion and Analysis above. Our Company-Wide Milestone Incentive Bonus Program does not have a threshold payout. Accordingly, no threshold column is shown. Beginning in 2012, maximum payout includes the potential application of the Herculean Milestone. Actual bonuses earned under the program in 2012 are reported in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation."

(2)
The amounts in this column reflect the number of stock options granted to Dr. Rothblatt pursuant to the formula set forth in her employment agreement and the number of STAP awards granted to our other Named Executive Officers as long-term incentive awards under our STAP

(3)
For stock options, the grant date fair value is generally the amount that we will recognize as an expense over the award's vesting period, computed in accordance with applicable accounting standards. For STAP awards, the dollar values in this column reflect the fair value of the awards on the grant date computed in accordance with applicable accounting standards.

Narratives to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table

Named Executive Officer Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below.

  Dr. Rothblatt

        In April 1999, we entered into an employment agreement with Dr. Rothblatt. This agreement had been amended from time to time, most recently in 2004, and we entered into an Amended and Restated Executive Employment Agreement with Dr. Rothblatt effective January 1, 2009 in order to clarify the effectiveness of certain prior amendments, and to make certain other immaterial amendments.

        Dr. Rothblatt's employment agreement provides for an initial five-year term, which is automatically extended for additional one-year periods after each year unless either party gives at least six months' notice of termination. Either party may terminate the agreement at least six months prior to an annual renewal, which would result in a four-year remaining term.

        Dr. Rothblatt's compensation in 2012 was paid pursuant to this employment agreement, which entitles her to a minimum base salary of $180,000, annual cash and long-term incentive bonus compensation and participation in employee benefits generally available to other executives of our company. The level of Dr. Rothblatt's base salary is subject to annual review and increase by our Compensation Committee. Her annual salary was last reviewed on January 31, 2013, and beginning

March 1, 2013, was $1,002,643. Her employment agreement also requires us to pay the cost of leasing, maintaining and insuring an automobile for Dr. Rothblatt.

        With respect to her annual long-term equity incentive compensation, Dr. Rothblatt's employment agreement provides that she is eligible to receive an annual award of options to purchase the number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization, calculated using the average closing price for the month of December versus the average measured in December of the prior year. Our Compensation Committee, with Dr. Rothblatt's consent, may reduce the number of stock options to be granted in accordance with the formula in her employment agreement. On December 31, 2012, Dr. Rothblatt was awarded 153,225 stock options in accordance with this formula. To date, all of Dr. Rothblatt's stock options have been awarded pursuant to our EIP, have a term of ten years and are fully vested and exercisable on the date of grant. The stock options have an exercise price equal to or exceeding the fair market value of our common stock at the closing price on the NASDAQ on the date of grant. If Dr. Rothblatt is a 10% owner at the time of any grant, the exercise price will be equal to 110% of the fair market value and the options will be exercisable over five years. The maximum number of shares reserved as of December 31, 2012 under our EIP for such grants is 10,925,714, and the maximum number of stock options that may be granted to Dr. Rothblatt in a given year is 1,000,000 (both numbers, as adjusted for our September 2009 two-for-one stock split).

        Dr. Rothblatt's employment agreement prohibits her from engaging in activities competitive with us for five years following termination of her employment. She will also be subject to a permanent confidentiality obligation. For information regarding severance and change in control arrangements for Dr. Rothblatt, see the text following the Potential Payments Upon Termination or Change in Control table below.

  Mr. Ferrari, Dr. Jeffs and Mr. Mahon

        We have entered into employment agreements with each of Mr. Ferrari, Dr. Jeffs and Mr. Mahon. As amended, the agreements for Mr. Ferrari, Dr. Jeffs and Mr. Mahon provide for an initial five-year term, which is automatically extended for additional one-year periods after each year. Either party may terminate the agreement upon 60 days' notice prior to an annual renewal, which would result in a four-year remaining term. Mr. Ferrari's agreement was entered into on August 2, 2006, Dr. Jeffs' on November 29, 2000 and Mr. Mahon's on June 16, 2001. Mr. Ferrari's agreement provides for an annual base salary of at least $240,000, Dr. Jeffs' agreement provides for an annual base salary of at least $250,000, and Mr. Mahon's agreement provides for an annual base salary of at least $300,000. The level of each executive's base salary is subject to annual review and increase by our Compensation Committee. Annual salaries for Mr. Ferrari, Dr. Jeffs and Mr. Mahon were last reviewed on January 31, 2013, and beginning March 1, 2013, are set at $547,300, $813,300 and $707,400, respectively. Each executive is eligible to participate in our broad-based employee benefit plans. In accordance with the terms of Dr. Jeffs' employment agreement, we also pay the cost for leasing, maintaining and insuring an automobile for Dr. Jeffs. Mr. Ferrari and Mr. Mahon each receive a $600 monthly car allowance.

        Mr. Ferrari's employment agreement also provides his level of annual cash and long-term incentive award target opportunities. The bonus amounts earned by Mr. Ferrari are ultimately subject to the criteria set forth in the Compensation Discussion and Analysis above. Under his employment agreement, Mr. Ferrari's annual cash incentive award target opportunity must be equal to at least 35% of his base salary and his annual long-term incentive bonus target opportunity must be at least 30,000 stock options or STAP awards; provided, however, that the foregoing long-term incentive award target opportunity is subject to review and adjustment from time to time by our Compensation Committee. Our Compensation Committee has set Mr. Ferrari's long-term incentive award target opportunity at 125,000 STAP awards.

        Each of their employment agreements prohibits Mr. Ferrari, Dr. Jeffs and Mr. Mahon from accepting employment, consultancy or any other business relationships with an entity that directly competes with us or from engaging in the solicitation of our employees on behalf of a competitor for a period of two years following his last receipt of compensation from us. Each of Mr. Ferrari, Dr. Jeffs and Mr. Mahon is under an obligation of confidentiality for three years after termination of his employment.

        For information regarding severance and change in control arrangements for these Named Executive Officers, see the text following the Potential Payments Upon Termination or Change in Control table below.

Summary of Terms of Plan-Based Awards

  Equity Incentive Compensation Plan

        Dr. Rothblatt is eligible to receive an annual award of performance-based stock options to purchase shares of common stock, as described above under Named Executive Officer Employment Agreements—Dr. Rothblatt.

  STAP Awards

        As described in the section entitled Long-Term Incentive Award Compensation in the Compensation Discussion and Analysis above, in 2012 our Named Executive Officers (other than Dr. Rothblatt) were granted STAP awards. Beginning in 2012, these long-term incentive awards are granted annually, concurrently with the cash incentive bonus awards. The STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of our common stock on the date of grant) and the closing price of our common stock on the date of exercise. The fair value is based on the closing price of our common stock on the relevant grant date.

        Each STAP award granted before November 2009 vested in one-third increments on the first three anniversaries of the date of grant, while those granted after November 2009 vest in one-fourth increments on the first four anniversaries of the date of grant, in each case subject to the Named Executive Officer's continued employment. Each STAP award has a ten-year term. For information regarding acceleration of vesting upon certain employment termination events, see the text following the Potential Payments Upon Termination or Change in Control table below.

Outstanding Equity Awards at 2012 Fiscal Year-End

        The following table sets forth information regarding unexercised stock options or STAP awards held by each of our Named Executive Officers as of December 31, 2012.

	Option Awards and STAP Awards
		Number of Securities Underlying Unexercised Options or STAP Awards
				Option or STAP Award Exercise Price($)(2)	Option or STAP Award Expiration Date
Name and Grant Date	Award Type	(#) Exercisable(1)	(#) Unexercisable
Martine Rothblatt
12/30/2005	Stock Option	498,350	—	$34.56	12/30/2015
12/31/2007(3)	Stock Option	764,000	—	30.75	12/31/2017
12/31/2009	Stock Option	625,396	—	52.65	12/31/2019
12/31/2010	Stock Option	540,861	—	63.22	12/31/2020
12/31/2012	Stock Option	153,225	—	53.42	12/31/2022
John Ferrari
03/13/2009	STAP Award	106,250	—	$33.14	03/13/2019
09/15/2009	STAP Award	106,250	—	50.09	09/15/2019
03/15/2010	STAP Award	31,250	31,250	57.15	03/15/2020
09/15/2010	STAP Award	31,250	31,250	51.37	09/15/2020
03/15/2011	STAP Award	15,625	46,875	65.80	03/15/2021
03/15/2012	STAP Award	—	107,500	47.50	03/15/2022
Roger Jeffs
12/15/2005(3)	Stock Option	210,000	—	$30.75	12/15/2015
03/15/2007	Stock Option	61,426	—	27.97	03/15/2017
09/14/2007(3)	Stock Option	124,250	—	30.75	09/14/2017
06/03/2008(4)	STAP Award	45,750	—	25.315	06/03/2018
09/15/2008(5)	STAP Award	175,000	—	25.315	09/15/2018
03/13/2009	STAP Award	140,000	—	33.14	03/13/2019
09/15/2009	STAP Award	166,250	—	50.09	09/15/2019
03/15/2010	STAP Award	43,750	43,750	57.15	03/15/2020
09/15/2010	STAP Award	43,750	43,750	51.37	09/15/2020
03/15/2011	STAP Award	21,875	65,625	65.80	03/15/2021
03/15/2012	STAP Award	—	150,500	47.50	03/15/2022
Paul Mahon
12/15/2005(3)	Stock Option	200,000	—	$30.75	12/15/2015
09/14/2007(3)	Stock Option	54,750	—	30.75	09/14/2017
06/03/2008(4)	STAP Award	11,749	—	25.315	06/03/2018
03/13/2009	STAP Award	118,750	—	33.14	03/13/2019
09/15/2009	STAP Award	112,500	—	50.09	09/15/2019
03/15/2010	STAP Award	31,250	31,250	57.15	03/15/2020
09/15/2010	STAP Award	31,250	31,250	51.37	09/15/2020
03/15/2011	STAP Award	15,625	46,875	65.80	03/15/2021
03/15/2012	STAP Award	—	107,500	47.50	03/15/2022

(1)
Stock options and STAP awards granted prior to November 2009 vest in one-third increments on the first three anniversaries of the date of grant and STAP awards granted after November 2009 vest in one-fourth increments on the first four anniversaries of the date of grant, assuming continued employment, except for Dr. Rothblatt's stock options, which are fully vested upon grant pursuant to her employment agreement.

(2)
The exercise price of a stock option or STAP award is the closing price on the NASDAQ of a share of our common stock on the date of grant. However, outstanding STAP awards were amended on November 24,

  2008, to reduce their exercise price to $50.63 ($25.315 after our September 2009 two-for-one stock split), the closing price of our common stock on the NASDAQ on that date.

(3)
In November 2008, we commenced an option exchange program with respect to certain outstanding options to purchase shares of our common stock that had an exercise price per share greater than $65.00 ($32.50 as adjusted for our September 2009 two-for-one stock split). All of the replacement options were issued when the option exchange program terminated in December 2008, and had an exercise price of $61.50 ($30.75 as adjusted for our September 2009 two-for-one stock split) per share, representing the closing price of our common stock, as reported on the NASDAQ, on December 26, 2008. All replacement options were granted under our EIP and have terms and conditions identical to those contained in the corresponding original option grants.

(4)
Represents a STAP award grant with an original exercise price of $94.06 ($47.03 after our September 2009 two-for-one stock split). However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63 ($25.315 after our September 2009 two-for-one stock split), the closing price of our common stock on the NASDAQ on that date.

(5)
Represents a STAP award grant with an original exercise price of $109.64 ($54.82 after our September 2009 two-for-one stock split). However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63 ($25.315 after our September 2009 two-for-one stock split), the closing price of our common stock on the NASDAQ on that date.

Option Exercises and Stock Vested in 2012

        The following table shows (i) the number of shares of our common stock acquired upon exercise of stock options, and (ii) the number of STAP awards exercised by each of our Named Executive Officers during the year ended December 31, 2012.

	Option Awards		STAP Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of STAP Awards Exercised (#)	Value Realized on Exercise ($)(1)
Martine Rothblatt	—	$—	—	$—
John Ferrari	—	$—	150,050	$4,143,734
Roger Jeffs	3,574	$71,837	65,000	$1,893,275
Paul Mahon	—	$—	196,501	$5,284,538

(1)
Represents the difference between the exercise price of the stock options or STAP award and the fair market value of our common stock on the date of exercise, multiplied by the number of options or STAP awards exercised. STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price and the closing price of our common stock on the date of exercise.

 Pension Benefits in 2012

        The table below describes the present value of the accumulated benefit for our Named Executive Officers under the SERP:

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)
Martine Rothblatt	SERP	15.0	$13,759,072
John Ferrari	SERP	11.6	$5,246,032
Roger Jeffs	SERP	14.3	$8,795,964
Paul Mahon	SERP	11.5	$7,132,492

(1)
Reflects number of years (up to the maximum of 15 years under the terms of the SERP) since each Named Executive Officer commenced employment with us.

(2)
For a discussion of valuation assumptions, see Note 13—Employee Benefit Plans—Supplemental Executive Retirement Plan to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The present value of accumulated benefits calculation includes non-service- related benefits; that is, it assumes continued service until participants reach age 60. The present value is based on accumulated benefits projected at age 60 based on earnings at December 31, 2012, without reflecting the age 62 social security offset. A discount rate of 3.36% is used and assumes no pre-retirement death, disability or termination.

Supplemental Executive Retirement Plan

        In 2006, our Compensation Committee approved our SERP, which is a non-qualified supplemental defined benefit retirement plan for select key executives to enhance the long-term retention of individuals that have been and will continue to be vital to our success. Participants in the SERP generally must remain in the employ of our company or one of its affiliates until age 60 to receive a benefit except in the event of death, disability or a change in control of our company. If a participant terminates employment with us for any reason prior to age 60 (other than due to death or disability or following a change of control), no benefit will be paid. The benefit to be paid under the plan is based on when an executive commenced participation in the plan. In general, a participant will be eligible for an unreduced benefit under the plan after 15 years of service. Upon a change-in-control before a participant reaches age 60, he or she will immediately vest in and receive a prorated benefit based on years of service to date.

        The SERP is administered by our Compensation Committee. Currently, our Named Executive Officers and five other key employees are designated to participate in the SERP. Drs. Rothblatt and Jeffs and Mr. Mahon are all eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the Final Average Compensation), reduced by the participant's estimated social security benefit (determined as provided under the SERP), for the remainder of the participant's life (the aggregate amount of such payments, the Normal Retirement Benefit), commencing on the first day of the sixth month after retirement. For executives who began participating in the plan after July 1, 2006, including Mr. Ferrari, the retirement benefit is generally calculated as 100% of the final three-year average gross base salary reduced by the estimated social security benefit they would receive in retirement, multiplied by a fraction (not to exceed 1) the numerator of which is their years of service and the denominator of which is 15 (the Normal Retirement Benefit). This means that for participants who have less than 15 years of service with us, the retirement benefit is prorated by the number of years of actual service divided by 15 years. By age

60, all of the current participants except Mr. Ferrari will have had 15 years of service if they remain employed by us. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit, as determined under the SERP (the aggregate amount of such payments referred to as the Disability Retirement Benefit), commencing on the first day of the sixth month after termination of employment in the event of a Disability and as soon as administratively practicable in the event of death. All of our Named Executive Officers have elected to receive their benefit in the form of a lump sum, although they were also offered a choice of a single life annuity or an actuarially equivalent joint or survivor annuity.

        In the event of a change in control, as defined in the SERP, a participant who is actively employed on the date of the change in control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant's Final Average Compensation, reduced by the participant's estimated future social security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant's years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the change in control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a change in control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the change in control) will be made in a lump sum as soon as administratively practicable following such change in control.

        Participants in the SERP will be prohibited from competing with us or soliciting its employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        No payments were made under the SERP in 2012. In addition, see the section entitled Severance and Change in Control Payments to the Chief Executive Officer below for a description of potential additional years of service to be awarded to Dr. Rothblatt pursuant to her employment agreement. There are no other supplementary service recognition or benefit enhancement provisions for our Named Executive Officers.

Rabbi Trust

        In December 2007, our Compensation Committee adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document (Rabbi Trust Document), providing for the establishment of a trust (Rabbi Trust), the assets of which will be contributed by us and used to pay benefits under the SERP. The Rabbi Trust Document was entered into between our company and Wilmington Trust Company, which will serve as trustee of the Rabbi Trust. The Rabbi Trust is irrevocable, and SERP participants will have no preferred claim on, nor any beneficial ownership interest in, any assets of the Rabbi Trust.

        Generally, we may contribute additional assets to the Rabbi Trust at our sole discretion. However, pursuant to the terms of the Rabbi Trust Document, within five days following the occurrence of a potential change in control (as defined in the Rabbi Trust Document), or if earlier, at least five days prior to the occurrence of a change in control (as defined in the Rabbi Trust Document), we will be obligated to make an irrevocable contribution to the Rabbi Trust in an amount sufficient to pay each SERP participant or beneficiary the benefits to which they would be entitled pursuant to the terms of the SERP on the date on which the change in control occurred. The Rabbi Trust will not terminate until the date on which SERP participants or their beneficiaries are no longer entitled to benefits pursuant to the terms of the SERP.

Potential Payments Upon Termination or Change in Control

        Each of our Named Executive Officers is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated without "Cause", terminated by the executive for "Good Reason", terminated by the executive voluntarily with continued status as a "Senior Advisor" to us, terminated due to disability or death, or terminated in connection with a "Change in Control" (each such term, as defined in the Named Executive Officer's employment agreement, the SERP, our EIP and related stock option agreements, and the STAP and related award agreements) of our company in accordance with the applicable terms of their respective employment agreements, the SERP, our EIP and related stock option agreements, and the STAP and related award agreements, as reported in the Potential Payments Upon Termination or Change in Control table below and described in the narrative table that follows. The summary of these benefits is qualified in its entirety by the specific language of the various agreements and plans that have been filed with the SEC. The amounts shown in the Potential Payments Upon Termination or Change in Control table below are estimates of the value of these payments and benefits, assuming that such termination was effective as of December 31, 2012. The actual compensation to be paid to a Named Executive Officer can only be determined at the time such Named Executive Officer's employment is terminated and may vary based on factors such as the timing during the year of any such event, the company's stock price, the executive officer's age, and any changes to our benefit arrangements and policies. In addition to the benefits described below, our Named Executive Officers will be eligible to receive any benefits accrued under our broad-based benefit plans, such as distributions under life insurance and disability benefit plans and accrued vacation pay.

 Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause/ Resignation for Good Reason/ Resignation While Continuing as Senior Advisor		Disability(1)	Death(1)	Termination upon a Change in Control	Change In Control without Termination of Employment
Martine Rothblatt
Salary and bonus	$6,290,482		$983,362	$983,362	$6,290,482	$—
Stock option vesting acceleration(2)	—		—	—	—	—
Supplemental Executive Retirement Plan	10,478,303	(3)	12,264,680	8,292,076	13,731,086	13,731,086
Health and other benefits(4)	159,517		—	—	159,517	—
Excise tax gross-up(5)	—		—	—	—	—

Total	$16,928,302		$13,248,042	$9,275,438	$20,181,085	$13,731,086

John Ferrari
Salary and bonus	1,696,598		$322,059	$322,059	$1,696,598	$—
STAP award vesting acceleration(2)	700,463		700,463	700,463	700,463	700,463
Supplemental Executive Retirement Plan	—		5,260,301	3,524,829	5,260,301	5,260,301

Total	$2,397,061		$6,282,823	$4,547,351	$7,657,362	$5,960,764

Roger Jeffs
Salary and bonus	$2,760,460		$598,230	$598,230	$2,760,460	$—
STAP award vesting acceleration(2)	980,648		980,648	980,648	980,648	980,648
Supplemental Executive Retirement Plan	—		5,402,304	3,840,366	8,281,999	8,281,999

Total	$3,741,108		$6,981,182	$5,491,244	$12,023,107	$9,262,647

Paul Mahon
Salary and bonus	$2,192,964		$416,282	$416,282	$2,192,964	$—
STAP award vesting acceleration(2)	700,463		700,463	700,463	700,463	700,463
Supplemental Executive Retirement Plan	—		3,674,090	2,404,274	5,429,496	5,429,496

Total	$2,893,427		$4,790,835	$3,521,019	$8,322,923	$6,129,959

(1)
Based on the cash incentive bonus awards paid in March 2013.

(2)
The value shown is based on the positive difference between the aggregate exercise price of all accelerated stock options and/or STAP awards and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on December 31, 2012, $53.42.

(3)
Represents the estimated present value at December 31, 2012 of the retirement benefit payable under Dr. Rothblatt's employment agreement when she reaches age 65 (including credit for three additional years of service). While this benefit is not provided by the SERP itself, the retirement benefits would be calculated in accordance with similar inputs and assumptions as those used for the SERP.

(4)
Represents the estimated value of continued health care benefits for a three-year period after termination, outplacement services for 12 months and the fair value of one currently leased vehicle.

(5)
Upon a change in control, compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under section 280G of the Internal Revenue Code. Dr. Rothblatt is entitled to a gross-up of this tax under her employment agreement. Based on the assumptions underlying the calculations in the table above, Dr. Rothblatt is not subject to this excise and thus, no gross-up would be provided.

Severance and Change in Control Payments to Named Executive Officers

Provision	Terms Applicable to CEO	Terms Applicable to Named Executive Officers other than CEO
Payments Upon either (i) Involuntary Termination without Cause, (ii) Resignation for Good Reason, or (iii) Resignation while Continuing as Senior Advisor

•

Lump sum prorated bonus and incentive payment*

•

Lump sum payment equal to 3.0 times base salary + 3.0 times annual cash incentive bonus*

•

Continuation of health care benefits for 36 months, outplacement services for 12 months and the transfer of one currently leased vehicle

•

Lump sum payment of SERP benefits, plus additional retirement benefits at age 65 with credit for three additional years of service

•

Gross-up of excise tax (if any) under section 280G of the Internal Revenue Code.

•

Lump sum payment equal to greater of: (a) base salary through remainder of agreement term, or (b) 2.0 times base salary + 2.0 times annual cash incentive bonus

•

Immediate vesting of unvested stock options and STAP awards

Payments Upon Disability

•

Continued payment of current base salary through the end of the calendar year following such death or disability

•

Accrued but unpaid cash incentive bonus

•

Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan

• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan
Payments Upon Death	• Accrued but unpaid cash incentive bonus • Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan	• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits
Payments Upon Change in Control without Termination	• Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan	• Immediate vesting of unvested stock options and STAP awards • Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan
Payments Upon Termination Following Change in Control

•

Same as Payments Upon Involuntary Termination, etc., except that payment of SERP benefits occurs immediately, and is calculated as described above under Supplemental Executive Retirement Plan

•

Gross-up payment for any Internal Revenue Code Section 280G excise tax liability

• Same as Payments Upon Involuntary Termination, etc. • Acceleration of SERP benefits, calculated as described above under Supplemental Executive Retirement Plan

*
Payment is equal to greater of payment for the prior year, or the average of such payments for the prior two years.

        As used in the table above, the following terms are generally defined as follows:

  Cause:

  •
  In the case of Dr. Rothblatt, her willful and continued failure to substantially perform her duties, or willfully engaging in gross misconduct that is materially injurious to us.

  •
  In the case of the other Named Executive Officers, (i) failure to perform any of the material terms or provisions of his employment agreement; (ii) negligent or unsatisfactory performance of duties, after notice and the opportunity to correct such performance; (iii) employment- or profession- related misconduct; (iv) conviction of a crime involving a felony, fraud or embezzlement; or (v) misappropriation of our funds or misuse of assets.

  Good Reason:

  •
  In the case of Dr. Rothblatt, without her consent, the occurrence of any of the following: (i) the assignment of any duties that are inconsistent with her position as Chief Executive Officer; (ii) a material adverse change in her reporting responsibilities, titles or offices; (iii) failure to re-elect her to any position she held with us; (iv) a reduction in her base salary or failure to increase her salary consistent with certain other executive salary increases; (v) relocation of 25 miles or more or additional substantially more burdensome travel requirements; (vi) failure to continue her as a participant in any bonus or other incentive plans in which she was participating; (vii) failure to keep in effect certain benefit plans and arrangements; (viii) failure to obtain a successor entity's assumption of the agreement; (ix) failure to abide by certain provisions in the agreement; or (x) any other material breach of the employment agreement.

  •
  In the case of the other Named Executive Officers, his authority and responsibilities being materially diminished without cause.

        Change in Control:    Transfer of control of our company (generally, as a result of an acquisition, merger, hostile takeover or any other reason).

Changes to Milestones for 2013

        In January 2013, our Compensation Committee approved the Company-Wide Milestone metrics and weightings for 2013, which will be used as the basis for determining Named Executive Officer cash incentive bonus awards for 2013 and factor into the determination of long-term incentive awards (STAP) for each Named Executive Officer, other than Dr. Rothblatt. The revised Milestones for 2013 are as follows:

2013 Company-Wide Milestone	Percentage of target award

Milestone 1—Cash Profits: Growth in Earnings before Non-Cash Charges of 30% or more in 2013 compared to 2012, as reported in the company's earnings release, together with further adjustments for extraordinary items, including new product licenses, acquisitions, project cancellations and royalty buy-outs.

Up to 25%
Milestone 2—Financial Growth: Superior financial growth as evidenced by achieving 2013 revenue guidance of $1 billion, plus or minus 5%.	Up to 25%
Milestone 3—Manufacturing: Adequate manufacturing capabilities, evidenced by a two-year inventory of Remodulin and Tyvaso.	Up to 15%

Milestone 4—Research & Development: Conduct of insightful research and development programs, taking into account regulatory approvals, label extensions and the quantity and quality of trials that support our business goals.

Up to 25%
Milestone 5—Ethics: Ethical conduct, evidenced by the absence of any material adverse proceedings involving compliance issues of an ethical nature.	Up to 10%

        Under the terms of the Company-Wide Milestone Program, our Compensation Committee has the authority to award partial credit under any of the Milestones.

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

        The Audit Committee of our Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the year 2013. Services provided to us and our subsidiaries by Ernst & Young LLP in 2012 are described under the section entitled Principal Accountant Fees and Services below.

        We ask that our shareholders vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, our Board has chosen to submit the ratification of Ernst & Young LLP's appointment to our shareholders as a matter of good corporate practice. In the event our shareholders do not ratify the appointment of Ernst & Young LLP, such appointment will be reconsidered by our Audit Committee and our Board. Even if the appointment of Ernst & Young LLP is ratified, our Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our shareholders.

        Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting to respond to appropriate shareholder questions and to make such statements as they may desire.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

 REPORT OF OUR AUDIT COMMITTEE AND INFORMATION ON OUR
INDEPENDENT AUDITORS

Report of our Audit Committee

        Our Audit Committee oversees United Therapeutics' financial reporting process and monitors compliance with our Code of Ethics and Business Conduct on behalf of our Board of Directors. We are all independent directors under the listing standards of NASDAQ and the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act. Our Board has determined that R. Paul Gray, our Audit Committee Chairman, is an audit committee financial expert as defined under the rules and regulations of the SEC and that each member of our Audit Committee meets the financial sophistication requirement of the NASDAQ listing standards. Our Audit Committee operates under a written charter, which we review periodically and which was adopted by our Board. We have amended our charter to be consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the SEC and NASDAQ, as they relate to audit committee requirements.

        We have met and held discussions with management and our independent auditors. Management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. Our Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditors. Ernst & Young LLP functioned as our independent auditors for 2012. Ernst & Young LLP is responsible for expressing an opinion on (1) the conformity of our financial statements with generally accepted accounting principles and (2) our internal control over financial reporting. Our Audit Committee does not prepare financial statements or conduct audits.

        In conjunction with the December 31, 2012, audited consolidated financial statements, we have:

  •
  reviewed and discussed our 2012 audited consolidated financial statements with our management and Ernst & Young LLP, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments;

  •
  reviewed and discussed management's assessments of the effectiveness of internal controls over financial reporting and Ernst & Young LLP's related assessments and auditing procedures;

  •
  discussed with Ernst & Young LLP the overall scope of and plans for our audits and reviews. Our Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by Ernst & Young LLP;

  •
  discussed with Ernst & Young LLP matters that are required to be discussed by applicable Public Company Accounting Oversight Board (PCAOB) requirements. Ernst & Young LLP also provided to our Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with our Audit Committee concerning independence. We also discussed with Ernst & Young LLP their independence, including any relationships that may have an impact on their objectivity and independence, and satisfied ourselves as to Ernst & Young LLP's independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by Ernst & Young LLP for us; and

  •
  met and reviewed with members of senior management and Ernst & Young LLP the certifications provided by our Chief Executive Officer and our Chief Financial Officer under the

    Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC relating to these certifications and the overall certification process.

        Based on these reviews and discussions, our Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for 2012 be included in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

                      Submitted by the Audit Committee:
                      R. Paul Gray (Chair)
                      Richard Giltner
                      Christopher Patusky
                      Tommy Thompson

 Principal Accountant Fees and Services

        Fees for professional services provided by Ernst & Young LLP in each of the last two years in each of the following categories were:

	2012	2011
Audit fees	$847,500	$810,000
Audit-related fees	7,000	220,000
Tax fees:
Fees for tax compliance services	448,000	480,000
Fees for tax consulting services (including tax advice and tax planning)	177,000	65,000

Total tax fees	625,000	545,000
All other fees	—	156,000

	$1,479,500	$1,731,000

        Audit fees include the aggregate fees billed for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations and services in connection with registration statements. Audit-related fees include the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax fees include the aggregate fees billed for professional services for tax compliance, tax advice and tax planning. All other fees include the aggregate fees billed for permitted products and services other than those classified as audit, audit-related or tax.

        The Audit Committee of our Board of Directors has considered and determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence. Since Ernst & Young LLP's appointment as our independent registered public accounting firm, our Audit Committee has pre-approved all of the services performed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services performed by our independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent auditor provides an engagement letter to our Audit Committee prior to commencing its second-quarter review work, which letter outlines the scope of the proposed audit and audit-related fees. Our Audit Committee reviews the letter and negotiates with and formally engages the auditor.

        For non-audit services, our senior management may from time to time recommend to our Audit Committee that it engage our independent auditor to provide non-audit services, and request our Audit Committee to approve such engagement. Our senior management and our independent auditor will each confirm to our Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget estimating non-audit service spending for the fiscal year will be provided to our Audit Committee along with the request. Our Audit Committee must approve the permissible non-audit services and the budget for such services. Our Audit Committee will be informed periodically as to the non-audit services actually provided by our independent auditor pursuant to this pre-approval process.

OTHER MATTERS

Certain Relationships and Related Party Transactions

  Review and Approval of Related Party Transactions

        We have adopted a written policy for approval of transactions, arrangements and relationships between our company and our directors, director nominees, executive officers, greater-than-five-percent shareholders, and their immediate family members where the amount involved exceeds $100,000. The policy provides that our Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, our Audit Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related person's interest in the transaction. The policy also provides the Chairman of our Audit Committee with the authority to approve or ratify transactions in which the amount involved is expected to be less than $500,000. Information on transactions approved or ratified by the Chair of our Audit Committee is provided to our Audit Committee at its next regularly scheduled meeting.

        Our Audit Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to our Audit Committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

  •
  executive officers' compensation that is subject to required proxy statement disclosure or Compensation Committee approval;

  •
  director compensation that is subject to required proxy statement disclosure;

  •
  certain transactions with other companies and certain charitable contributions that do not exceed the greater of $200,000 or 5% of the other company's or non-profit organization's total annual revenues or receipts; and

  •
  transactions where all shareholders receive proportional benefits.

  Kurzweil Technologies, Inc. Technical Services Agreement

        In 2007, we entered into a technical services agreement with Kurzweil Technologies, Inc. (KTI). Ray Kurzweil, a member of our Board of Directors, is the Chief Executive Officer and 80% shareholder of KTI. Pursuant to this agreement, we pay KTI consulting fees of up to $6,000 monthly. We also reimburse KTI on a monthly basis for all necessary, reasonable and direct out of pocket expenses incurred in connection with its services. Under the agreement, we agreed to pay KTI up to a 5 percent royalty on sales of certain products reasonably attributed to and dependent upon certain technology developed by KTI. We paid $84,000 to KTI during the year ended December 31, 2012, under this agreement. This agreement has an indefinite term, and is terminable by United Therapeutics upon 30 days' notice to KTI. Our Audit Committee approved the technical services agreement.

  Other Relationships

        In 2000, we entered into a research agreement with the University of Oxford and an agreement for consulting services with Isis Innovation Limited (formerly Oxford University Consulting) with respect to the development of our iminosugar antiviral platform. The research agreement has been amended several times. In August 2010, we amended the research agreement to extend its term through September 30, 2016 and to decrease the monthly payments by approximately $4,600 to $57,000 per month. The aggregate amount of all monthly payments due under this agreement on or after January 1, 2012 was $2.6 million. In addition, pursuant to the August 2010 amendment we agreed to fund additional work to support our antiviral program for the sum of $176,900 (based on the then-prevailing exchange ratio). In December 2012, we further amended our research agreement with Oxford to include additional work supporting the development of our virology platform, in exchange for an additional $871,000 in the aggregate (using the exchange rate as of the amendment date) in thirty-six equal installments beginning in January 2013. Under exclusive licenses issued in accordance with the research agreement, we are required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising under these agreements, less certain offsets. We paid approximately $577,300 to Oxford in 2012 under our research agreement and related amendments with the University of Oxford.

        In connection with our collaboration with University of Oxford, one of our employees works out of one of Oxford's laboratories, and we reimburse Oxford from time-to-time for consumables (supplies, staff resources and laboratory tests) in connection with our employee's work at Oxford's lab. Under this arrangement, in 2012 we reimbursed Oxford approximately $111,000 (based on the then-prevailing exchange ratio).

        In March 2006, we entered into an agreement with the University of Oxford to fund an annual lecture in virology at the University of Oxford through 2022. Under this agreement, we are obligated to make 16 annual payments of $27,600, totaling $442,200 (using the exchange rate as of the date of the agreement). We paid approximately $51,000 to Oxford during 2012 under this agreement.

        Our director Raymond Dwek is a co-discoverer of our iminosugar platform, a co-principal investigator under our research agreement with the University of Oxford, Director of the Glycobiology Institute, and Professor of Glycobiology at the University of Oxford. Our Board and Nominating and Governance Committee each periodically review our agreements with the University of Oxford in light of Professor Dwek's membership on our Board. As described above under Director Independence, our Board has determined not to designate Professor Dwek as "independent" under the NASDAQ listing standards. Our Audit Committee approved these transactions and determined that these transactions do not constitute related party transactions with respect to Professor Dwek.

Beneficial Ownership of Common Stock

        The following table sets forth certain information as of April 12, 2013 (unless otherwise noted), with respect to the beneficial ownership of our common stock by: (i) each person who we know beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each director and director nominee; (iii) each of our Named Executive Officers (which, for 2012, included our Chief Executive Officer, our Chief Financial Officer, our President and Chief Operating Officer, and our Executive Vice President and General Counsel); and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our corporate address. In accordance with SEC rules, the number of shares of common stock beneficially owned and the percentage of outstanding shares shown in this table exclude any STAP awards held by our directors and executive officers because they are cash-settled awards that do not involve the issuance of shares of common stock.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)	Vested STAP Awards(3)
BlackRock, Inc.(4)	6,604,444	13.3%	—
40 East 52nd Street,
New York, New York 10022
Martine Rothblatt(5)	3,291,601	6.2%	—
Eli Lilly and Company(6)	3,150,836	6.3%	—
Lilly Corporate Center,
Indianapolis, Indiana 46285
FMR, LLC(7)	3,146,675	6.3%	—
82 Devonshire Street,
Boston, Massachusetts 02109
LSV Asset Management(8)	2,652,983	5.3%	—
155 N. Wacker Drive,
Suite 4600, Chicago, Illinois 60606
The Vanguard Group(9)	2,571,187	5.2%	—
100 Vanguard Boulevard,
Malvern, PA 19355
Roger Jeffs(10)	422,209	*	665,250
Paul Mahon(11)	259,240	*	367,500
Raymond Dwek(12)	113,000	*	30,000
Louis Sullivan(13)	102,000	*	60,000
Richard Giltner(14)	92,500	*	15,000
Christopher Patusky(15)	57,300	*	60,000
Christopher Causey(16)	50,683	*	30,000
Tommy Thompson(17)	43,900	*	15,000
John Ferrari	—	*	299,250
Ray Kurzweil	—	*	30,000
R. Paul Gray	—	*	30,000
All directors and executive officers as a group (12 persons)(18)	4,432,433	8.3%	1,602,000

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of our common stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days after April 12, 2013. Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of our common stock.

(2)
Ownership percentage is based on 49,825,792 shares of our common stock outstanding on April 12, 2013, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of April 12, 2013, or within 60 days thereafter, through the exercise of stock options or other similar rights.

(3)
Represents the number of outstanding, vested STAP awards on April 12, 2013. None of the individuals in the table below have STAP awards scheduled to vest within 60 days after April 12, 2013. Because STAP awards are cash-settled and do not involve the issuance of shares of stock, they are excluded from the other columns of this table.

(4)
Beneficial ownership information obtained from a Schedule 13G/A filed by BlackRock, Inc. on April 10, 2013 reporting beneficial ownership as of March 28, 2013.

(5)
Includes currently exercisable options to purchase 2,581,832 shares. Also includes 709,769 shares held in property management trusts and grantor retained annuity trusts.

(6)
Beneficial ownership information obtained from a Schedule 13G/A filed by Eli Lilly and Company on February 16, 2012, reporting beneficial ownership as of February 16, 2012.

(7)
Beneficial ownership information obtained from a Schedule 13G filed by FMR LLC on February 14, 2013, reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, FMR LLC has sole voting power over 60 shares, shared voting power over 0 shares, sole investment power over 3,146,675 shares, and shared investment power over 0 shares.

(8)
Beneficial ownership information obtained from a Schedule 13G filed by LSV Asset Management on February 13, 2013, reporting beneficial ownership as of December 31, 2012.

(9)
Beneficial ownership information obtained from a Schedule 13G filed by the Vanguard Group on February 12, 2013, reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, the Vanguard Group has sole voting power over 35,747 shares, shared voting power over 0 shares, sole investment power over 2,537,940 shares, and shared investment power over 33,247 shares.

(10)
Includes currently exercisable options to purchase 395,676 shares. Also includes 6,773 shares held by a family limited liability company of which Dr. Jeffs and his spouse are managing members.

(11)
Includes currently exercisable options to purchase 224,750 shares.

(12)
Includes currently exercisable options to purchase 113,000 shares.

(13)
Includes currently exercisable options to purchase 102,000 shares.

(14)
Includes currently exercisable options to purchase 92,500 shares.

(15)
Includes currently exercisable options to purchase 56,000 shares. Also includes 1,300 shares held in a family trust with Prof. Patusky as trustee.

(16)
Includes currently exercisable options to purchase 49,500 shares. Also includes 450 shares held in a Uniform Gift to Minors Act account for the benefit of Mr. Causey's children with his spouse as trustee.

(17)
Includes currently exercisable options to purchase 42,500 shares.

(18)
Includes currently exercisable options to purchase 3,657,758 shares.

 Stock Split

        On September 22, 2009, we completed a stock split in the form of a stock dividend, pursuant to which one share of our common stock was distributed for each share issued and outstanding (or held in treasury) at the close of business on the record date, September 14, 2009. All references in this Proxy Statement to the price of our common stock, number of shares of our common stock and per share data, including data pertaining to share-based awards, have been restated to reflect the effects of the stock split for all periods presented.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and 10% shareholders to file reports of ownership of our equity securities with the SEC and to furnish copies of all such reports to us. We routinely assist our officers and directors in preparing and filing these reports. To our knowledge, based on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that for the year ended December 31, 2012, all reporting persons filed the required reports on a timely basis under Section 16(a), with the exception of the following untimely filings, each of which resulted from administrative error: on March 15 2012, Roger Jeffs, Paul Mahon and John Ferrari were granted 150,500, 107,500 and 107,500 STAP awards, respectively. These transactions were reported on three separate Form 4 filings on March 19, 2012.

Shareholder Proposals and Director Nominations

        Shareholder proposals intended for inclusion in our Proxy Statement and form of proxy for our 2014 annual meeting of shareholders must be received by us by overnight mail, acceptance signature required, no later than January 8, 2014, and must otherwise comply with the rules of the SEC for inclusion in our Proxy Statement and form of proxy relating to that meeting.

        In order for a shareholder to bring other business before the 2014 annual meeting of shareholders, including director nominations, our Amended and Restated By-laws require that the shareholder give timely notice of the proposal or nomination, as applicable, to our Corporate Secretary in advance of the meeting. Such notice must be given no less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary of the Annual Meeting unless the date of the 2014 annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the Annual Meeting, in which case notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than the close of business on the later of the sixtieth (60th) day prior to the 2014 annual meeting or the tenth (10th) day following the date on which public announcement of the date of the 2014 annual meeting of shareholders is first made. Accordingly, for the 2014 annual meeting, notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than March 28, 2014 and no earlier than February 26, 2014. In addition, the notice of such proposal or nomination must meet all other requirements contained in our Amended and Restated By-laws. These requirements are separate from the requirements a shareholder must meet to have a proposal included in our Proxy Statement. If a shareholder fails to meet these requirements and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote on any such proposal or nomination in accordance with our best judgment.

        All notices of proposals or nominations, as applicable, must be given in writing to our Corporate Secretary by e-mail at corporatesecretary@unither.com, by facsimile at (202) 483-4006 or by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Corporate Secretary, 1040 Spring Street, Silver Spring, Maryland 20910.

 Other Business

        Management knows of no matters to be presented for action at the Annual Meeting other than as described above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of our company.

Shareholders Sharing the Same Address

        SEC rules permit the delivery of a single copy of a company's annual report and Proxy Statement to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.

        The bank, broker, trust or other holder of record for any shareholder who is a beneficial owner, but not the record holder, of United Therapeutics shares may deliver only one copy of our 2012 Annual Report to Shareholders, 2012 Annual Report on Form 10-K and this Proxy Statement to multiple shareholders who share the same address, unless the bank, broker, trust or other holder of record has received contrary instructions from one or more of the shareholders. Beneficial owners sharing an address who are receiving multiple copies of the 2012 Annual Report to Shareholders, 2012 Annual Report on Form 10-K and this Proxy Statement and who would prefer to receive a single copy in the future should contact their bank, broker, trust or other holder of record to request delivery of a single copy in the future.

        Our 2012 Annual Report to Shareholders, 2012 Annual Report on Form 10-K and this Proxy Statement are available at our web site at http://ir.unither.com/annualProxy.cfm. We will deliver promptly upon written or oral request a separate copy of the 2012 Annual Report to Shareholders, 2012 Annual Report on Form 10-K and this Proxy Statement to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, now or in the future, write to: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910 or call (301) 608-9292 and ask for Investor Relations.

Annual Report

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at our Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Shareholders may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, without charge by mailing a request to United Therapeutics Corporation, Attention: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910. The company's copying costs will be charged if copies of exhibits to the Annual Report on Form 10-K are requested. An electronic copy is available on our website: http://ir.unither.com/annualProxy.cfm.

Transportation Information

        Our 2013 annual meeting of shareholders will be held at 1110 Spring Street, Silver Spring, Maryland 20910. A map and directions are provided on the inside back cover page of this Proxy Statement. If you need additional information regarding directions or parking, please call (301) 608-9292 and ask for Investor Relations.

ANNEX A
Non-GAAP Financial Information

        This proxy statement contains a financial measure, earnings before non-cash charges, that does not comply with United States generally accepted accounting principles (GAAP). Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option and share tracking award expense). This measure supplements our financial results prepared in accordance with GAAP. In the past, we have also referred to this figure as "EBITDASO".

        We use earnings before non-cash charges to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) evaluating our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors' understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

        A reconciliation of net income (loss), the most directly comparable GAAP financial measure, to earnings before non-cash charges, is presented below (in millions):

	Year Ended December 31,
	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Net income (loss), as reported	$(24)	$(10)	$15	$65	$73	$12	$(49)	$19	$106	$218	$304
Add (subtract) non-cash charges:
Income tax expense (benefit)	—	—	—	(17)	(35)	(8)	(34)	(1)	42	82	136
Interest expense	—	—	—	—	2	14	11	13	20	21	17
License fees	—	—	—	—	—	11	150	—	—	37	—
Depreciation and amortization	3	3	3	2	3	4	4	12	18	21	27
Impairment charges	10	—	—	—	2	4	2	5	7	—	5
Share-based compensation (benefit) expense	—	—	—	1	24	49	36	101	114	(16)	30

Earnings before non-cash charges	$(11)	$(7)	$18	$51	$69	$86	$120	$149	$307	$363	$519

FAIRVIEW RD
SPRING ST
A
B
C
GEORGIA AVE
CAMERON ST
COLESVILLE RD

United Therapeutics
CORPORATION
MEDICINES FOR LIFE®

A

Spring Street Public Parking Garage

Intersection of Spring Street and Fairview Road

B

Cameron Street Public Parking Garage

Intersection of Cameron Street and Fenton Street

C

Shareholder Meeting Entrance

1110 Spring Street

Driving Directions from Washington D.C.

Head north on 16th Street NW
At the traffic circle, continue north onto 16th Street
Bear right onto Spring Street

A Spring Street Public Parking Garage entrance will be on the right hand side, at the intersection of Fairview Road and Spring Street.

B Turn right on Cameron Street. Cameron Street Public Parking Garage entrance will be on the right hand side at the intersection of Cameron Street and Fenton Street.

C Shareholder Meeting entrance is on the right hand side, 200 feet past the intersection of Fairview Road and Spring Street.

Driving Directions from I-95

Take exit 27 to merge onto I-495 W toward Silver Spring
Take exit 30 to merge onto US-29 S/Colesville Road toward Silver Spring
Turn Right on Spring Street

A Spring Street Public Parking Garage entrance will be on the left hand side, at the intersection of Fairview Road and Spring Street.

B Turn left on Cameron Street. Cameron Street Public Parking Garage entrance will be on the right hand side at the intersection of Cameron Street and Fenton Street.

C Shareholder Meeting entrance is on the left hand side, 200 feet before the intersection of Fairview Road and Spring Street

Walking Directions from the Silver Spring Metro Station

Head north on Colesville Road towards 2nd Avenue
Turn left on 2nd Avenue
Turn Right on Cameron Street

C Turn left on Spring Street. Shareholder Meeting entrance is on the left hand side, 200 feet before the intersection of Fairview Road and Spring Street.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01MIFC 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . + A Proposals — THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW, AND A VOTE “FOR” THE APPROVAL OF PROPOSALS 2 AND 3. For Against Abstain 2. Advisory resolution to approve executive compensation. 4. The transaction of such other business as may properly come before the meeting and any and all adjournments or postponements thereof. Should the undersigned be present and elect to vote at the annual meeting of shareholders or at any adjournment or postponement thereof and after notification to United Therapeutics Corporation at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. 3. Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation’s Independent Registered Public Accounting Firm for 2013. 1. Election of Directors: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ 01 - Christopher Causey 02 - Richard Giltner 03 - R. Paul Gray Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as the name(s) appears on this proxy card. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If shares are held jointly, each holder should sign. If shareholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. IMPORTANT ANNUAL MEETING INFORMATION

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Proxy for the 2013 Annual Meeting of Shareholders to be Held on June 26, 2013 This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Martine Rothblatt and Paul Mahon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of United Therapeutics Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of shareholders of our company to be held on June 26, 2013 at 9:00 a.m. local time at 1110 Spring Street, Silver Spring, MD 20910, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGMENT. AT PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS. The undersigned acknowledges receipt from United Therapeutics Corporation prior to the execution of this proxy of the notice of annual meeting of shareholders, a Proxy Statement, a 2012 Annual Report and a 2012 Annual Report on Form 10-K. PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY Proxy — UNITED THERAPEUTICS CORPORATION Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders The Proxy Statement, Form 10-K and the 2012 Annual Report to Shareholders are available at: http://ir.unither.com/annualProxy.cfm